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Aon plc

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2021 Aon Proxy Statement

Proxy Summary	1

Proposal 1—Election of Directors	8
Director Nominee Bios	10
Corporate Governance	16
Security Ownership of Directors and Executive Officers	23
Principal Holdings of Voting Securities	24

Proposal 2—Advisory Resolution on Executive Compensation	25
Compensation Committee Report	26
Compensation Discussion and Analysis	27
Executive Compensation	41

Report of the Audit Committee	62

Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	64

Proposal 4—Re-appointment of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	65

Proposal 5—Authorization of the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor’s Under Irish Law	65

Proposal 6—Resolution to Amend Article 190 of the Company’s Articles of Association	66

Proposal 7—Resolution to Authorize the Board to Capitalize Certain of the Company’s Non-distributable Reserves	66

Proposal 8—Resolution to Create Distributable Profits by the Reduction and Cancellation of the Amounts Capitalized Pursuant to the Authority Given Under Proposal 7	68

Other Information	70

Questions and Answers About the 2021 Annual General Meeting and Voting	73

Appendices	A-1

Notice of Annual General Meeting of Shareholders

Wednesday, June 2, 2021 8:30 a.m. Central Daylight Time	200 East Randolph Street Chicago, Illinois United States of America

Items of Business:

1.	By separate resolutions, to re-elect the 12 director nominees described in the proxy statement.

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2021.

4.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.

6.	To amend Article 190 of the Company’s Articles of Association.

7.	To authorize the Board to capitalize certain of the Company’s non-distributable reserves.

8.	To approve the creation of distributable profits by the reduction and cancellation of the amounts capitalized pursuant to the authority given under Proposal 7.

In light of the ongoing COVID-19 pandemic, shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual General Meeting (the “Annual Meeting”). Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.meetingcenter.io/207459271; password: AON2021, as further described on page 75 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on page 73 of the Proxy Statement.

During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2020 (including the reports of the directors and the Irish statutory auditor thereon) and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 8, 2021 can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak and vote on his or her behalf by any of the procedures set out below and on page 73 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid a proxy must be received by the Company using one of such procedures no later than 11:59 pm EDT on June 1, 2021, the proxy deadline.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 15, 2021

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 8, 2021 can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.envisionreports.com/AON and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-652-VOTE (8683)

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

The proxy statement, our Annual Report for the fiscal year ended December 31, 2020 and our Irish financial statements are available at www.envisionreports.com/AON. This notice and proxy statement is being mailed or made available to shareholders on or about April 15, 2021.

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Our Board’s Recommendation

Proposal 1. Resolutions Regarding the Re-election of Directors (page 8)

The 12 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.

FOR each nominee

Proposal 2. Advisory Resolution on Executive Compensation (page 25)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation.

FOR

Proposal 3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 64)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered accounting firm is in the best interests of the Company and its shareholders.

FOR

Proposal 4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 65)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

Proposal 5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 65)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

Proposal 6. Resolution to Amend Article 190 of the Company’s Articles of Association (page 66)

We are asking our shareholders to approve certain amendments to Article 190 of the Company’s Articles of Association, to enable the Board, subject to receipt of shareholders’ authorization pursuant to Proposal 7, to capitalize up to the entire amount standing to the credit of the Company’s merger reserve and unrealized revaluation reserve in the manner contemplated by Proposal 7.

FOR

Proposal 7. Resolution to Authorize the Board to Capitalize Certain of the Company’s Non-distributable Reserves (page 66)

We are asking our shareholders, conditional on the approval of Proposal 6, to authorize the Board to capitalize up to the entire amount standing to the credit of the Company’s merger reserve and unrealized revaluation reserve which capitalized amount can subsequently be reduced and cancelled pursuant to Proposal 8, and be treated as distributable profits which can be used to pay dividends and effect share repurchases and redemptions.

FOR

Proposal 8. Resolution to Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Amounts Capitalized Pursuant to the Authority Given Under Proposal 7 (page 68)

We are asking our shareholders to approve the creation of distributable profits, by the reduction and cancellation of up to the entire amount capitalized by the Board pursuant to the authority granted by the shareholders pursuant to Proposal 7. The amount reduced and cancelled will be treated as distributable profits which can be used to pay dividends and effect share repurchases and redemptions.

FOR

2021 Aon Proxy Statement        1

Our Company and 2020 Highlights

Aon is a leading global professional services firm providing advice and solutions in Risk, Retirement and Health at a

time when those topics have never been more important to

the global economy. Aon develops insights that reduce the

volatility our clients face and help them maximize their

performance.

In 2020, we delivered positive performance across each of our key metrics amidst challenging macroeconomic conditions. We returned approximately $2.2 billion of capital to shareholders through share repurchases and dividends, highlighting our strong cash flow generation and effective allocation of capital.

In assessing our performance, we focus on four metrics that are not recognized under U.S. generally accepted accounting principles (“GAAP”) that we communicate to shareholders: organic growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share and increased free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“We delivered a strong finish to 2020, demonstrating the stability of our business and the efficiency of our Aon Business Services platform. Our team is incredibly proud of the tremendous resiliency demonstrated by our colleagues. We enter 2021 in a position of strength, with momentum for Aon and our pending combination with Willis Towers Watson.”

Greg Case, CEO

The following is our measure of 2020 performance against GAAP metrics, as well as the four non-GAAP metrics outlined above:

•	Total revenue growth was flat and organic revenue growth was 1%, reflecting strength in the core portions of our business, partially offset by a decline in the more discretionary portions

•	25.1% Operating Margin; 28.5% Adjusted Operating Margin

•	$8.45 Earnings Per Share; $9.81 Adjusted Diluted Earnings

•	$2,783 million Cash Flow from Operations; $2,642 million Free Cash Flow

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Combination with Willis Towers Watson

In March 2020, we entered into a business combination agreement with Willis Towers Watson, which will bring together 95,000 colleagues in risk, retirement and health, going to market under the Aon brand. On August 26, 2020, Aon and Willis Towers Watson shareholders voted overwhelmingly to approve the combination. Since our March 2020 announcement, our conviction in the combination and confidence in the talent from both companies has only increased.

In January 2021, we announced the combined executive committee that will be in place once the combination is closed. This team embraces the aspiration of creating a “one firm” mindset and brings together the best expertise, talent, and leadership from both organizations. This combination of Aon and Willis Towers Watson will allow the combined firm to harness complementary technologies, data and leading decision science capabilities to develop solutions at a pace not previously possible. Our future combined firm will help our clients meet rapidly changing, increasingly complex and interconnected challenges.

The combination of Aon with Willis Towers Watson represents a bold step that we believe will enable our colleagues to establish a new standard of client leadership and innovation.

Board Composition and Skills

2021 Aon Proxy Statement        3

Board Oversight, COVID-19 and

Inclusion & Diversity

2020 was an unprecedented year for all. Given the magnitude of uncertainty around the COVID-19 pandemic, our Board actively worked with management to assess the impact of the pandemic on our business operations, our colleagues and our clients and provided advice and oversight to management toward the development of short- and long-term strategies to mitigate associated risks. Our Board and each of its committees continuously engaged on the evolving challenges—including optimizing financial flexibility and resiliency, technology enhancements and security, colleague physical and mental health, return to office planning and global compliance—throughout the year, receiving regular updates from management. For more on our Board’s approach to risk oversight, please see page 16 of this proxy statement.

In 2020, we shifted the vast majority of our colleagues to remote work in response to the COVID-19 pandemic. The historic steps we’ve taken to build our Aon Business Services platform were instrumental in our response. Acting early, we began offering tools and services for enabling remote work and avoiding disruption in client service while emphasizing our commitment to colleague health and well-being. Our programs and policies on flexible work, leadership development, learning, telemedicine, childcare, sick leave and social and emotional health rapidly evolved to meet the new challenges and create a “new better” for our colleagues based on where they live and work.

Our colleagues are the cornerstone of Aon’s success, and a diverse and inclusive workforce is a business imperative and key to Aon’s long-term success. In 2020, Aon earned top rankings in the Human Rights Campaign’s Corporate Equality Index, our CEO Greg Case was named the top ally on the Involve OUTstanding LGBT+ Ally Executive list, and we committed to expand Aon’s Apprenticeship program, designed to bridge the gap between education and employment. The commitment to inclusion and diversity starts at the top with our Board, and in 2020, our Board formed the Inclusion & Diversity Sub-Committee, chaired by our Board Chair Lester Knight. This step helps place inclusion and diversity at the forefront for management and our Board, for the betterment of our colleagues, our clients and the communities where we work and live. For more on the responsibilities of the Inclusion & Diversity Sub-Committee, please see page 19 of this proxy statement.

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Director Nominees

Name	Age	Director Since	Committee Membership	Other Boards†
Lester B. Knight, Chair*	62	1999	Executive Committee - Chair Governance/Nominating Committee - Chair Inclusion & Diversity Sub-Committee - Chair	—
Gregory C. Case, CEO	58	2005	Executive Committee Inclusion & Diversity Sub-Committee	1
Jin-Yong Cai*	61	2016	Finance Committee Organization and Compensation Committee	1
Jeffrey C. Campbell*	60	2018	Audit Committee Organization and Compensation Committee	1
Fulvio Conti*	73	2008	Audit Committee Executive Committee Finance Committee - Chair Governance/Nominating Committee	1
Cheryl A. Francis*	67	2010	Finance Committee Organization and Compensation Committee	2
J. Michael Losh*	74	2003	Audit Committee - Chair Executive Committee Finance Committee Governance/Nominating Committee	3
Richard B. Myers*	79	2006	Audit Committee Compliance Sub-Committee Organization and Compensation Committee	1
Richard C. Notebaert*	73	1998	Executive Committee Finance Committee Governance/Nominating Committee Inclusion & Diversity Sub-Committee Organization and Compensation Committee - Chair	1
Gloria Santona*	70	2004	Audit Committee Compliance Sub-Committee - Chair Governance/Nominating Committee Inclusion & Diversity Sub-Committee	—
Byron O. Spruell*	56	2020	Audit Committee Governance/Nominating Committee	—
Carolyn Y. Woo*	67	1998	Audit Committee Compliance Sub-Committee Organization and Compensation Committee	1

* Independent Director

† Number of other public company boards

2021 Aon Proxy Statement        5

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of directors	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

11 of 12 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Formation of Inclusion & Diversity Sub-Committee

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

2020 Executive Compensation Highlights

Leadership Performance Program. For each of our NEOs, the majority of his or her target compensation opportunity awarded in 2020 consisted of a long-term, performance-based grant under our Leadership Performance Program (“LPP”). In early 2021, we settled performance share units granted to our NEOs in 2018 under our thirteenth LPP cycle (“LPP 13”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted earnings per share of at least $20.68 (threshold performance) over the performance period from January 1, 2018 to December 31, 2020, and reflects achievement of adjusted earnings per share of $22.36 (after permitted adjustments), which exceeded the target earnings per share of $21.47. Also in 2020, we granted performance share units under our fifteenth LPP cycle (“LPP 15”) to each of our NEOs, which are expected to be settled in 2023 contingent upon the Company’s adjusted earnings per share performance over the January 1, 2020 to December 31, 2022 performance period.

Annual Incentive Compensation. Annual incentive bonuses paid to our NEOs reflected our application of the incentive pool funding guidelines adopted by the Organization and Compensation Committee of the Board (the “Compensation Committee”) that are based on a comparison of current year adjusted operating income results against prior year results, as well as the Compensation Committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives and personal leadership qualities. Once determined, annual incentives to our NEOs were paid 65% in the form of cash and 35% in the form of time-vested restricted share units in order to provide value to our executives that is tied to the long-term performance of the Company. Annual incentive bonuses for 2020 were paid to our NEOs in early 2021 following the Company’s achievement of adjusted operating income of $3,150 million. For purposes of determining the annual incentive award funding, the Compensation Committee adjusted this amount downward to $3,025 million to exclude $125 million of restructuring savings. The annual incentive awards are described in more detail in the section captioned “Compensation Discussion and Analysis” below.

6        2021 Aon Proxy Statement

Compensation-Related Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for executive officers and directors	Clawback policy in the event of financial restatements, fraud, or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation programs, policies and practices	Independent compensation consultant advises the Compensation Committee	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents on unvested performance share awards	Effective balance between differentiated short-term and long-term performance factors and incentives

2021 Aon Proxy Statement        7

Proposal 1–Resolutions Regarding the

Re-Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The 12 current members of the Board are standing for re-election, in each case to serve until our 2022 annual meeting.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement named and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 members, and the number of directors was most recently set by the Board at 12.

Each of the 12 nominees for director will be elected by the vote of a majority of the votes cast with respect to such nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee. Unless a proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles:

Lester B. Knight	J. Michael Losh
Jeffrey C. Campbell	Richard B. Myers
Gregory C. Case	Richard C. Notebaert
Jin-Yong Cai	Gloria Santona
Fulvio Conti	Byron O. Spruell
Cheryl A. Francis	Carolyn Y. Woo

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities and diversity. We believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities and are able to work collaboratively to make contributions to the Board and management.

Willis Towers Watson Combination

Our business combination agreement with Willis Towers Watson (“WTW”) was approved by Aon and WTW shareholders on August 26, 2020. As described in the definitive joint proxy statement, dated July 8, 2020, the agreement provides that, at the effective time of the combination, four members of the Board will resign and four individuals from the WTW board of directors, designated by WTW and including WTW’s Chief Executive Officer, will become directors of Aon. This proxy statement (and the accompanying proxy card) assumes that the combination will become effective after the date of the Annual Meeting. Accordingly, you are being asked to vote on the re-election of the 12 current members of the Board.

However, in the event that the combination were to become effective prior to the date of the Annual Meeting: (i) at the effective time of the combination, the Board would accept the resignations of four members of the Board (each of whom will confirm the withdrawal of his or her candidacy at the Annual Meeting); (ii) at the Annual Meeting, the ordinary resolutions relating to the re-election of such four directors who would have resigned will be adjourned indefinitely; and (iii) at the

8        2021 Aon Proxy Statement

effective time of the combination, the Board would appoint four individuals from the WTW board of directors, designated by WTW and including WTW’s Chief Executive Officer, as new members of the Board, to serve until our 2022 annual meeting of shareholders. The four new members of the Board would not be subject to re-election at the Annual Meeting.

As of the date of this proxy statement, the resigning and new directors have not yet been determined. However, within four business days of such resignations and appointments and prior to the Annual Meeting, we would file a Form 8-K identifying the four resigning directors and providing the biographies, committee membership, independence determinations and other required information regarding the four newly appointed members of the Board.

2021 Aon Proxy Statement        9

Director Nominee Bios

Lester B. Knight Director since 1999 Age: 62 Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • Inclusion & Diversity Sub-Committee (Chair)

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and a director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992 and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August 2008. He is a life director of NorthShore University HealthSystem and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications: Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment experience provides the Board with executive leadership and oversight experience. Mr. Knight provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth and oversight.

Gregory C. Case Director since 2005 Age: 58 Committees: • Executive Committee • Inclusion & Diversity Sub-Committee

Mr. Case has served as Chief Executive Officer and director of Aon since April 2005. He also served as President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey & Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a director of Discover Financial Services.

Skills & Qualifications: As Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s 50,000 colleagues in 120 countries and his intimate knowledge of Aon’s business and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, bring critical industry perspective to the Board.

Jin-Yong Cai Director since 2016 Age: 61 Committees: • Finance Committee • Organization and Compensation Committee

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm. Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation, Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the World Bank Group. Mr. Cai is a director of PetroChina Company Limited.

Skills & Qualifications: Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region enhance the Board’s global perspectives. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

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Jeffrey C. Campbell Director since 2018 Age: 60 Committees: • Audit Committee • Organization and Compensation Committee

Mr. Campbell is currently the Executive Vice President and Chief Financial Officer at American Express, a position he has held since July 2013. From 2004 to 2013, Mr. Campbell served as the Executive Vice President and Chief Financial Officer at McKesson Corporation. Prior to his time at McKesson Corporation, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. He serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation.

Skills & Qualifications: Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of diverse talent provide the Board and its committees with valuable management perspective, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Fulvio Conti Director since 2008 Age: 73 Committees: • Finance Committee (Chair) • Audit Committee • Executive Committee • Governance/Nominating Committee

Mr. Conti served as Chairman of TIM SpA, a leader in the telecommunications market from May 2018 to September 2019. He served as Chief Executive Officer and General Manager of Enel SpA, Italy’s largest power company, from May 2005 to May 2014. From 1999 until 2005, he served as Chief Financial Officer of Enel. Mr. Conti has a financial and industrial career spanning over 40 years. From 1970 to 1990, he held many roles at Mobil Oil Corporation in Italy and other countries, including as Chief Financial Officer and general manager of Mobil Oil Europe and Chief Operating Officer of Mobil Plastics Europe. From 1991 to 1995, Mr. Conti was Chief Financial Officer of Montedison-Compart, SpA. Prior to joining Enel, SpA, he was the Chief Financial Officer and general manager of Ferrovie dello Stato SpA and Telecom Italia SpA. Mr. Conti currently serves as Chairman of Innova Italy Srl, Chairman of SGI SpA (Societa’ Gasdotti ltatlia SpA), chairman of Fondo Italiano Efficienza Energetica (FIEE SGR SpA), director of Unidad Editorial SA, and director of RBC PSJC. Mr. Conti previously served as a non-executive director of Barclays plc, RCS Mediagroup and director of the Italian Institute of Technology. Mr. Conti served as a director of the National Academy of Santa Cecilia stepping down from his position in 2014. In 2009, he was appointed “Cavaliere del Lavoro” of the Italian Republic and in December of that year he became “Officier de la Légion d’Honneur” of the French Republic.

Skills & Qualifications: Mr. Conti’s background as a chief executive officer and chief financial officer of a large international energy company, his familiarity with international business and finance activities, particularly in the European Union, and his global financial and management experience bring financial expertise and global leadership to the Board. In addition, Mr. Conti’s background as a chief financial officer of a multinational utility provides a knowledgeable resource on matters relating to financial reporting and treasury. His experience has also led the Board to determine that Mr. Conti is an “audit committee financial expert” as defined by the SEC.

2021 Aon Proxy Statement        11

Cheryl A. Francis Director since 2010 Age: 67 Committees: • Finance Committee • Organization and Compensation Committee

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chair of the Corporate Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995. She was also an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until our acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications: Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, corporate governance and strategy. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on diversity and leadership development.

J. Michael Losh Director since 2003 Age: 74 Committees: • Audit Committee (Chair) • Executive Committee • Finance Committee • Governance/Nominating Committee

From July 2004 to May 2005, Mr. Losh served as Interim Chief Financial Officer of Cardinal Health, Inc., a diversified healthcare service company. From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales, Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. Mr. Losh currently serves as a director of Cardinal Health, Inc., Masco Corp., where he serves as non-executive chairman, and Amesite, Inc. He previously served as a director of H.B. Fuller Corporation, CareFusion Corporation, and Prologis, Inc.

Skills & Qualifications: Mr. Losh’s background as a chief financial officer of a large international automobile manufacturing company and a healthcare company provides the Board with an increased level of financial literacy. In addition, his role as a board member of a variety of companies provides valuable perspective on matters of risk oversight, corporate governance and executive management. Mr. Losh’s experience has also led the Board to determine that Mr. Losh is an “audit committee financial expert” as defined by the SEC.

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Richard B. Myers Director since 2006 Age: 79 Committees: • Audit Committee • Compliance Sub- Committee • Organization and Compensation Committee

General Myers is the President of Kansas State University. He previously served as the fifteenth Chairman of the Joint Chiefs of Staff from October 1, 2001 until his retirement on September 30, 2005. In this capacity, he was the highest-ranking officer in the United States military and served as the principal military advisor to the President, the Secretary of Defense and the National Security Council. Prior to becoming Chairman, General Myers served as Vice Chairman of the Joint Chiefs of Staff from March 2000 to September 2001. From August 1998 to February 2000, General Myers was Commander in Chief, North American Aerospace Defense Command and U.S. Space Command; Commander, Air Force Space Command; and Department of Defense manager, space transportation system contingency support at Peterson Air Force Base, Colorado. Prior to serving in these roles, he was Commander, Pacific Air Forces, Hickam Air Force Base, Hawaii, from July 1997 to July 1998. General Myers previously served as a director of Deere & Company, Northrup Grumman Technologies, and United Technologies Corporation. General Myers previously served as the Colin L. Powell Chair of National Security, Leadership, Character, and Ethics at the National Defense University and was Chairman of the Board of Directors of the United Service Organization’s World Board of Governors. General Myers currently serves as a director of MP Materials.

Skills & Qualifications: General Myers’s background as the former Chairman of the Joint Chiefs of Staff, among other leadership positions outside of the private sector, bring diverse leadership experiences and consensus building skills to the Board. In addition, General Myers’s extensive experience and knowledge of global affairs provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments.

Richard C. Notebaert

Director since 1998

Age: 73

Committees:

• Organization and Compensation Committee (Chair)

• Executive Committee

• Finance Committee

• Governance/Nominating Committee

• Inclusion & Diversity Sub-
Committee

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a director of American Electric Power and is a Trustee Emeritus of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of Cardinal Health, Inc. and as Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications: Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation and strategic planning. In addition, Mr. Notebaert’s experience as a director of a variety of companies provides valuable perspective on matters of risk oversight, corporate governance and executive management.

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Gloria Santona Director since 2004 Age: 70 Committees: • Compliance Sub-Committee (Chair) • Audit Committee • Governance/Nominating Committee • Inclusion & Diversity Sub-Committee

Ms. Santona is currently Of Counsel at Baker McKenzie, an international law firm. Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation from 2001 to 2017 when she retired. Since joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel since 2001. She is a member of the American Bar Association, the Association of General Counsel, the Society for Corporate Governance and the National Society of Corporate Directors. She is a former member of the Board of Directors of the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association. She is also a member of the Board of Trustees of Rush University Medical Center and is a member of the Boards of Directors of the National Immigrant Justice Center. She is a former member of the Board of Trustees of the Chicago Zoological Society and the Chicago Symphony Orchestra and the Board of Directors of The Chicago Network and the Chicago Food Depository.

Skills & Qualifications: Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise and further brings critical perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to diversity and pro bono.

Byron O. Spruell Director since 2020 Age: 56 Committees: • Audit Committee • Governance/Nominating Committee

Mr. Spruell is the President of League Operations at the National Basketball Association, a position he has held since August 2016. Prior to joining the National Basketball Association, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees, the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation.

Skills & Qualifications: Mr. Spruell’s background in a professional services firm and as a current executive at the National Basketball Association provides the Board with valuable experience in operations management, agility, talent development, application of analytics and innovation, business continuity and colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting expertise. Additionally, Mr. Spruell’s service on non-profit boards enhances the Board’s perspectives around community engagement and social impact.

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Carolyn Y. Woo Director since 1998 Age: 67 Committees: • Audit Committee • Compliance Sub- Committee • Organization and Compensation Committee

Dr. Woo is the former President and Chief Executive Officer of Catholic Relief Services, a position she held from 2012 to 2016. From July 1997 to December 2011, Dr. Woo served as the Dean of the Mendoza College of Business at the University of Notre Dame. Dr. Woo currently serves on the Board of Directors of NiSource Industries, Inc. and Arabesque Partners.

Skills & Qualifications: Dr. Woo’s background as leader of a global relief organization provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments. In addition, her previous position as former dean of the business school of a large university provides leadership expertise and consensus building skills, as well as relevant management and business experience. Dr. Woo’s longstanding commitments to social and educational organizations contributes critical perspectives to the Board on corporate social responsibility.

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Corporate Governance

We are committed to continually enhancing our corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards of conduct for employees, officers and directors. The Board and its Committees provide oversight of Aon’s overall performance, strategic direction and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each committee, the Governance Guidelines and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risk, including oversight of key environmental, social and governance (“ESG”) risks, please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.

Independent Chair. We have had an independent chair Board leadership structure since 2008.

Formation of Inclusion & Diversity Sub-Committee. In 2020, the Board established the Inclusion & Diversity Sub-Committee of the Governance/Nominating Committee, to help ensure focused evaluation, oversight and management of the Aon’s inclusion and diversity strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Ongoing Director Refreshment. 25% of our directors have served on the Board for less than 5 years.

Executive Sessions. Our independent directors meet regularly in executive sessions.

Incentive Repayment Policy and Forfeiture Provision. Our Board has adopted an incentive repayment policy whereby the Board may cancel or require reimbursement of any cash-based incentive payments or equity-based awards received if the cash-based incentive payment or equity-based award was based on the achievement of financial results that are subsequently restated. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board are held by separate individuals. Lester Knight has served as the Non-Executive Chair of the Board since 2008. The position of Non-Executive Chair is independent from management. As Non-Executive Chair, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. The Chief Executive Officer is also a member of the Board and participates in its meetings. The Board believes the separation of the positions of Chief Executive Officer and Chair is the appropriate structure at this time as it allows the Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management.

Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. Our risk management program covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, social and reputational risks. The Board oversees Aon’s risk management program and allocates

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certain oversight responsibilities to its committees and sub-committees, as appropriate. Each committee regularly reports to the Board on risk matters under its purview. The Board and its committees periodically review our risk management policies, processes and controls (including enterprise risk management, or “ERM”).

Management carries out the daily processes, controls and practices of our risk management program, many of which are embedded in our operations. In addition, as part of our ERM process, management identifies, assesses, prioritizes and develops mitigation plans for Aon’s top material risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and the committees regularly review and discuss significant risks with management, including strategy discussions and regular reviews of annual operating plans, financial performance, merger and acquisition opportunities and post-acquisition performance, human capital management and innovation, as well as presentations on specific risk areas. In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors) and are available to address any questions or concerns raised by the Board related to risk management and any other matters. For more information about the Board’s engagement during 2020 throughout the COVID-19 pandemic, please see page 4 of this proxy statement.

Our Board and management recognize that the full spectrum of ESG risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and evolving commitment. As a professional services firm, Aon’s management and oversight of social and human capital risk is a priority. The Board (or through its committees) regularly reviews and discusses people-related risks, including colleague satisfaction and engagement survey results, pay equity, colleague well-being, succession planning and employment law matters, including COVID-19 response and ethics hotline complaints. In 2020, the Board formed the Inclusion & Diversity Sub-Committee to enhance the Board’s oversight of the company’s inclusion and diversity strategies and initiatives, including review and monitoring of the company’s policies and practices with respect to inclusion, diversity and equal employment opportunity.

Director Independence

Aon’s Governance Guidelines require that a majority of directors meet the categorical independence standards adopted by the Board, which will meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”). The Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent under the categorical standards adopted by the Board, applicable legal requirements and the rules of the NYSE. Mr. Case is considered a management director because of his position as our Chief Executive Officer.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Campbell, Ms. Santona and Mr. Spruell, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Mr. Campbell, Ms. Francis, Mr. Notebaert, Ms. Santona and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2020 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

Board of Directors and Committees

The Board met nine times in 2020, including three joint meetings with the Finance Committee and one joint meeting with the Organization and Compensation Committee and acted by unanimous written consent on two occasions during 2020. With the exception of Mr. Spruell, who joined the Board in October 2020, all nominees for director who served as a director in 2020 attended at least 75% of the total meetings of the Board and the committees on which they served. Since his appointment, Mr. Spruell has attended at least 75% of the meetings of the Board and the committees on which he serves.

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In accordance with NYSE rules and the Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Organization and Compensation Committee. The Board has also established the Compliance Sub-Committee as a standing sub-committee of the Audit Committee and the Inclusion & Diversity Sub-Committee as a standing sub-committee of the Governance/Nominating Committee.

Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions. The Executive Committee acted by unanimous written consent on four occasions in 2020.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon’s financial statements and financial reporting process; (ii) Aon’s compliance with legal and regulatory requirements and ethics programs established by management and the Board; (iii) the engagement of Aon’s independent auditor and its qualifications, independence and performance; (iv) subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and (v) the performance of Aon’s internal audit function. The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

In 2020, the Audit Committee met nine times. The Board has determined that each of the members of the Audit

Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Losh, Mr. Campbell and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Compliance Sub-Committee

In light of the breadth and number of responsibilities that the Audit Committee must oversee and the importance of the evaluation and management of risk related to Aon’s compliance programs and policies, the Board formed the Compliance Sub-Committee, a standing sub-committee of the Audit Committee. The primary responsibilities of the Compliance Sub-Committee are to: (i) oversee matters of non-financial compliance, including Aon’s implementation of compliance programs, policies and procedures that are designed to be responsive to the compliance and regulatory risks facing Aon; (ii) assist the Audit Committee in fulfilling its oversight responsibilities for Aon’s compliance and ethics programs, policies and procedures; and (iii) perform any other duties as directed by the Audit Committee or the Board. The Compliance Sub-Committee reports regularly to the Audit Committee and the Board regarding its activities.

Each member of the Compliance Sub-Committee is independent as defined in the independence standards of the NYSE. The Compliance Sub-Committee met four times during 2020.

Finance Committee

The Finance Committee is responsible for assisting the Board with monitoring and overseeing Aon’s balance sheet, including Aon’s capital management strategy, capital structure, investments, returns and related policies. The Finance Committee also reviews certain proposed mergers, acquisitions, divestitures and strategic and

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passive investments in accordance with policies established by the Board. In addition, the Finance Committee oversees the financial, investment and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans, reviews the investment performance of non-U.S. benefit and retirement plans and reviews Aon’s major insurance programs.

Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met seven times during 2020, including three joint meetings with the Board of Directors.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and: (i) identifies and recommends to the Board candidates for service on the Board; (ii) reviews and recommends the re-nomination of incumbent directors for each annual general meeting; (iii) reviews and recommends Board committee appointments; and (iv) leads the annual performance evaluation of the Board and its committees. In addition, the Governance/Nominating Committee develops and recommends the Governance Guidelines to the Board, reviews related party transactions and annually reviews compliance with share ownership guidelines.

Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met five times and acted by unanimous consent one time during 2020.

Inclusion & Diversity Sub-Committee

In light of the importance of the evaluation, oversight and management of the Aon’s inclusion and diversity strategies and initiatives, the Board formed the Inclusion & Diversity Sub-Committee, a standing sub-committee of the Governance/Nominating Committee. The primary responsibilities of the Inclusion & Diversity Sub-Committee are to: (i) oversee management’s inclusion and diversity strategy and initiatives, including the efforts of the Company’s Global Inclusive Leadership Council; (ii) periodically review and monitor the Company’s policies and practices with respect to inclusion, diversity and equal employment opportunity; and (iii) perform any other duties as directed by the Governance/Nominating Committee or the Board.

The Inclusion & Diversity Sub-Committee membership was appointed in October 2020 and held its first meeting in February 2021.

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) assists the Board in carrying out its overall responsibilities with regard to executive compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. The Compensation Committee annually reviews and determines the compensation of Aon’s executive officers, including the Chief Executive Officer, subject, in the case of the Chief Executive Officer, to the input of the independent members of the Board. The Compensation Committee consults with the Chief Executive Officer on, and directly approves, the compensation of other executive officers, including special hiring and severance arrangements.

The Compensation Committee administers the Amended and Restated Aon plc 2011 Incentive Plan (and its predecessor plans) (the “Shareholder-Approved Plan”), including granting equity (other than awards to the Chief Executive Officer, which awards are approved by the independent members of the Board) and interpreting the Shareholder-Approved Plan and has certain settlor responsibilities with respect to our other U.S. employee benefit programs. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning non-management director compensation and amendments to U.S. employee benefit plans and equity plans. The Compensation Committee reviews and discusses the compensation disclosures contained in the proxy statement. As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation practices, including an annual review of Aon’s risk assessment of its compensation policies and practices for its employees. The Compensation Committee also reviews and monitors the Company’s policies and practices with respect to diversity, inclusion and equal employment opportunity.

Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE. The Compensation Committee met seven times, including one joint meeting with the Board, and acted by unanimous consent three times during 2020. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

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Other Corporate Governance Practices

Board and Committee Evaluations

Our Board of Directors engages in ongoing self-evaluation and assessment. Annually, the directors review and complete evaluations on Board effectiveness, committee performance and peer assessment. The Board retains an outside party to review the completed evaluations. Each of the Committees and the full Board discuss their self-assessments in executive sessions at least annually. The Governance/Nominating Committee periodically reviews the form and process for Board and Committee self-evaluations.

CEO Succession Planning

Our Independent Board Chair oversees the CEO succession planning process. The Board, at least annually, discusses CEO succession planning, including emergency succession plans and process. The Board also regularly reviews and discusses senior leadership succession planning and development.

Director Selection and Shareholder Recommendations

Consistent with the Governance Guidelines, the Governance/Nominating Committee seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE.

The Board values diversity as a factor in selecting nominees to serve on the Board. In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, skills and experience in the context of the needs of the Board, diversity, including gender and racial/ethnic diversity, and international experience and perspectives. Of the 12 director nominees for election at the Annual Meeting, 2 directors are Asian, 1 director is Black and 1 director is Latinx; 3 of the 12 director nominees are women. Although there is no specific policy with regard to the consideration of diversity in identifying director nominees, the Governance/Nominating Committee considers, and requests that the search firms it engages include, women and racially/ethnically diverse persons in potential director candidates for consideration by the Committee.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and sole authority to approve such search firm’s fees and other retention terms. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. This process is the same for director candidates who are recommended by our shareholders. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates. Our newest director Mr. Spruell was appointed to the Board in October 2020 and will stand for election by the shareholders at the Annual Meeting. Mr. Spruell was suggested for consideration by the Governance/Nominating Committee by a non-management director.

The Governance/Nominating Committee will consider shareholder recommendations for director candidates. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the shareholder and the proposed nominee, should be sent to the Company Secretary. Recommendations for director candidates to stand for election at the 2022 annual general meeting must be submitted in writing to the Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For further information, see “Shareholder Proposals for 2022 Annual General Meeting” on page 71 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by contacting the non-management directors of Aon plc, c/o the Secretary, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Alternatively, shareholders and other interested parties may communicate with Aon’s non-management directors via electronic mail to the following address: corporate.governance@aon.com.

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The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director upon request.

Shareholder Engagement

In 2020, we continued our focus on regularly engaging with our shareholders. During these meetings, we discussed many topics, including the pending Willis Towers Watson transaction, which received 99% shareholder approval in August 2020, our corporate governance structure, our results and strategy and our corporate responsibility. We continued our conversations with our investors about our Board’s oversight of risks, in particular risks stemming from the COVID-19 pandemic and its impact on our business and the broader economy. Investors were generally supportive of many of the Company’s practices and highlighted the importance of engaging with them in the future on long-term corporate strategy and corporate social responsibility initiatives. These discussions provide valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders to better understand and consider their views.

Majority Voting

The Articles require that directors be elected by majority vote in uncontested elections. In a contested election, directors will be elected by plurality vote. In addition, the Governance Guidelines provide that any incumbent director who fails to receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting in an uncontested election (and who is not otherwise removed by ordinary resolution of the shareholders) must immediately offer to tender his or her resignation to the Board. The Board will then determine, through a process overseen by the Governance/Nominating Committee, whether to accept the resignation, reject the resignation, or take other action. The Board will act on the recommendation of the Governance/Nominating Committee.

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Share Ownership Guidelines for Aon’s senior executives. The Share Ownership Guidelines for Non-Management Directors require each non-management director to hold an investment position in Class A Ordinary Shares equal to five times the annual director retainer and to provide a transition period of five years for non-management directors to achieve the requisite ownership level; provided, however, that each new non-management director is expected to hold 1,000 Class A Ordinary Shares within the first year of joining the Board. The guidelines serve to increase our non-management directors’ equity stakes in Aon and align Aon’s non-management directors’ interests more closely with those of Aon’s shareholders. Further information on the Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis.”

Hedging and Pledging Shares

The Board has adopted a policy prohibiting all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Incentive Repayment Policy and Forfeiture Provisions

The Board has adopted an Incentive Repayment Policy applicable to Aon’s executive officers. Pursuant to the Incentive Repayment Policy, the Board may cancel or require reimbursement of any incentive payments or equity-based awards received if the incentive payment or equity award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount the incentive payment or equity-based award exceeded the lower amount that would have been made based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

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Attendance at Annual General Meeting

The Governance Guidelines provide that directors are expected to attend the annual general meeting. All of our then-serving Board members attended our 2020 annual general meeting virtually or in person.

Certain Relationships and Related Transactions

Aon has adopted a Related-Person Transaction Policy governing the review and approval of related party transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party, participant, or has a direct or indirect material interest; (ii) the amount involved exceeds or reasonably can be expected to exceed $120,000; and (iii) any director, executive officer or holder of five percent (5%) or more of Aon’s voting securities, or an immediate family member of any such person, has a direct or indirect material interest. To facilitate the review and approval of related party transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related party transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related party transactions to determine whether to approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was composed of Mr. Notebaert (Chair), Mr. Cai, Mr. Campbell, Ms. Francis, General Myers and Dr. Woo. No member of the Compensation Committee was, during 2020 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2020, there were no Compensation Committee interlocks required to be disclosed.

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Security Ownership of Directors and

Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 8, 2021 by each of the nominees for director, by each of Aon’s NEOs and by Aon’s directors, nominees and executive officers as a group. As used in this proxy statement, beneficially owned means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	244,629	*
Gregory C. Case[4]	1,286,723	*
Jin-Yong Cai	5,163	*
Jeffrey C. Campbell	8,944	*
Fulvio Conti	28,765	*
Cheryl A. Francis	25,617	*
J. Michael Losh[5]	35,512	*
Richard B. Myers	26,821	*
Richard C. Notebaert	45,721	*
Gloria Santona	36,521	*
Byron O. Spruell	575	*
Carolyn Y. Woo	26,630	*
Other NEOs
Christa Davies	199,571	*
Eric Andersen	113,492	*
Anthony Goland	29,341	*
John Bruno	75,789	*
All directors and executive officers as a group (20 persons) [6]	2,230,383	*

(1)

The directors, NEOs and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), (5) and (6).

(2)	As of April 8, 2021, we had 226,153,397 Class A Ordinary Shares outstanding.

(3)

Includes 100,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse and 20,025 Class A Ordinary Shares owned in trusts.

(4)	Includes 400,000 Class A Ordinary Shares that are beneficially owned in trust and 393,604 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.

(5)	Includes 20,604 Class A Ordinary Shares that are beneficially owned in trust.

(6)	Includes Class A Ordinary Shares that may be acquired by vesting of RSUs within 60 days after April 8, 2021.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

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Principal Holders of Voting Securities

As of April 8, 2021, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

Massachusetts Financial Services Corporation 111 Huntington Avenue Boston, MA 02199	20,197,468	[2]	8.93%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,595,225	[3]	7.78%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,307,328	[4]	7.65%

(1)	As of April 8, 2021, we had 226,153,397 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2021, pursuant to Rule 13d-1(b) of the Exchange Act. Massachusetts Financial Services Corporation is a parent holding company and has: (a) sole voting power as to 18,961,005 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 20,197,468 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2021, pursuant to Rule 13d-1(b) of the Exchange. The Vanguard Group is a registered investment advisor and has (a) sole voting power as to no Class A Ordinary Shares; (b) shared voting power as to 405,401 Class A Ordinary Shares; (c) sole dispositive power as to 16,565,759 Class A Ordinary Shares; and (d) shared dispositive power as to 1,029,466 Class A Ordinary Shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 2, 2021, pursuant to Rule 13d-1(b) of the Exchange Act. BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 14,948,976 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 17,307,328 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

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Proposal 2–Advisory Resolution on Executive

Compensation

The Board of Directors unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2020 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2021 annual general meeting, and shareholders approved the proposal by a large majority. We currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2022 annual meeting of stockholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance, and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2020, 2019 and 2018, and other related tabular and narrative disclosures beginning on page 41 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2021 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

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Compensation Committee Report

The Organization and Compensation Committee of the Board of Aon has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Aon’s Annual Report on Form 10-K.

This Report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Richard C. Notebaert, Chair	Cheryl A. Francis
Jin-Yong Cai	Richard B. Myers
Jeffrey C. Campbell	Carolyn Y. Woo

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our NEOs for 2020, who are listed below. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	Chief Executive Officer
Christa Davies	Executive Vice President and Chief Financial Officer
Eric Andersen	President
John Bruno (1)	Chief Operating Officer
Anthony Goland	Chief Innovation Officer

(1)

On January 25, 2021, Mr. Bruno notified the Company of his decision to step down from his position as Chief Operating Officer, effective immediately. Mr. Bruno will remain at the Company for a transition period to be determined.

Executive Summary

Who We Are

Aon is a leading global professional services firm providing a broad range of risk, retirement, and health solutions. Our approximately 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights intended to reduce volatility and improve performance.

2020 Business Highlights

In assessing our performance, we focus on four non-GAAP metrics that we communicate to shareholders: organic revenue growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share, and increased free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2020, we continued to deliver against these four metrics:

•

Total revenue growth was flat and organic revenue growth was 1% in challenging macroeconomic conditions, reflecting strength in the core portions of our business, partially offset by a decline in the more discretionary portions.

•

Operating margin was 25.1% and adjusted operating margin was 28.5%, which reflects record adjusted operating margin driven by 1% organic revenue growth and expense discipline, including lower travel and entertainment expense, partially offset by a $47 million decrease in fiduciary investment income and ongoing investment in long-term growth.

•

Earnings per share was $8.45 and adjusted diluted earnings per share was $9.81, reflecting operational strength and effective capital management, highlighted by $1.8 billion of share repurchase during 2020, partially offset by an unfavorable impact from foreign currency translation.

•

Cash flow from operations was $2,783 million and free cash flow was $2,642 million, an increase of $1,032 million, or 64%, driven by working capital improvements, including improved collections and actions taken to proactively manage liquidity, a $288 million decrease in restructuring cash outlays, and strong operational improvement. The prior year included approximately $130 million of net cash payments related to legacy litigation and $75 million of capital expenditures related to a prior restructuring program.

Performing at the level of these metrics allows us to continue to execute on our goals of strategically investing in long-term growth, improving return on invested capital, and effectively allocating capital.

During 2020, we returned approximately $2.2 billion in excess capital to our shareholders, including $1.8 billion in share repurchases and $412 million in dividends, which highlights our strong cash flow generation and effective allocation of capital. During Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been 17%, compared to the return of the benchmark S&P 500 of 8% and 11% for our direct peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson Public Limited Company). We believe we are well positioned to create long-term value by improving our growth profile and operating performance and generating strong free cash flow.

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We compensate our senior executives through incentive programs that measure both long-term and short-term performance. Our long-term incentive program (described in this CD&A under “Leadership Performance Program Under Our Shareholder-Approved Plan”) is based on adjusted cumulative earnings per share (a measure driven by operational performance and capital management) across overlapping three-year performance periods. Our short-term incentive program (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is based on adjusted operating income, a measure driven by operating margin and organic revenue growth.

We achieved strong results against these two metrics, which were the key performance measures under our 2020 annual and 2018-2020 long-term incentive compensation programs. Set forth below are the results against these metrics as well as the results against their GAAP comparative metrics:

•	$2,781M Operating Income; $3,150M Adjusted Operating Income, an increase of 4% year-over-year

•	$19.11 Cumulative EPS for 2018-2020; $27.14 Adjusted Cumulative EPS for 2018-2020; $22.36 LPP Adjusted Cumulative EPS for 2018-2020, as compared to target LPP Adjusted Cumulative EPS of $21.47

Because our short-range or long-range corporate planning may dictate a change to the metrics we use over time, we expect to continue reassessing the metrics annually.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package that is meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives
Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Intended to provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.
Performance-Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives, if paid, are generally made under our shareholder-approved 2011 Incentive Plan (our “Shareholder-Approved Plan”) in a combination of 65% cash and 35% in restricted share units that vest over a three-year period.

Intended to serve as a vehicle for recognizing annual results and performance, while the portion payable in time-vested restricted share units promotes retention and provides value tied to long-term Company performance.

Long-Term Incentive Compensation

Performance-based long-term incentive determined and paid under our Leadership Performance Program (“LPP”). LPP awards are issued under our Shareholder-Approved Plan in the form of performance share units that vest upon achievement of specific corporate performance objectives over a three-year performance period.

Intended to encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success and promote retention.

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	Element	Description	Objectives
Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees who exceed statutory U.S. Internal Revenue Service (“IRS”) limits for participation in our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and/or annual incentive payments.

Intended to provide competitive benefits to attract and retain talented employees.
Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Intended to provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, to ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

Housing, tax equalization, and various cost of living payments made to certain NEOs in connection with their relocation to London for the Company’s redomestication, and continued following the Company’s reorganization in Ireland; limited personal use of Company aircraft; certain NEOs also receive annual health screenings, a supplemental insurance program, reimbursement for club dues, legal services, relocation benefits, and car allowances.

Intended to recognize and make NEOs whole for expenses incurred in connection with the Company’s U.K. redomestication and subsequent reorganization in Ireland; also intended to attract and retain committed employees and allow them to focus on job duties.

Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and retirement. That core principle dictates that performance-based pay elements (which constitute the bulk of our NEOs’ total direct compensation) will not be earned or paid unless our shareholders also benefit. For 2020, performance-based compensation comprised approximately 92% of the total direct compensation for Mr. Case and averaged approximately 84% of the total direct compensation for our other NEOs:

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The “performance-based” pay component of the above graphs is the sum of (1) the cash portion of the NEO’s bonus paid for 2020 performance, plus (2) the target value of all performance-based equity awards granted to the NEO for 2020 performance or during 2020. The “fixed” pay component is the NEO’s 2020 base salary. For our NEOs other than Mr. Case, the actual performance-based amount of total direct compensation ranged from 78% to 89%. Please refer to the Summary Compensation Table below for complete disclosure of the total compensation paid to our NEOs serving in that capacity during the prior three years.

In addition to our focus on pay-for-performance, our compensation program is complemented by several practices designed to align with the long-term interests of our shareholders:

Share Ownership Guidelines

Our share ownership guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our CEO should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and each other executive officer, including each of our other NEOs, and should attain an investment position in Class A Ordinary Shares equal to three times his or her annual base salary. The guidelines also establish equity retention rules generally requiring that net shares received through the exercise of share options, the vesting of restricted share units, and the vesting of performance share units are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of restricted share units or performance share units. Each of our NEOs held the requisite number of shares under the guidelines as of December 31, 2020.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of those required under our share ownership guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary.

Hedging and Pledging Policies

We have a policy prohibiting all employees, executive officers, and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. We also maintain a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to bolster the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provision

We have adopted an Incentive Repayment Policy applicable to our executive officers. Pursuant to the Incentive Repayment Policy, the Board may cancel or require reimbursement of any incentive or equity-based award received if such award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount by which the incentive payment or equity-based award exceeded the lower amount that would have been paid based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

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2020 Executive Compensation Highlights

Leadership Performance Program. For each of our NEOs, the majority of his or her target compensation opportunity awarded in 2020 consisted of a long-term, performance-based grant under our Leadership Performance Program (“LPP”). In early 2021, we settled performance share units granted to our NEOs in 2018 under our thirteenth LPP cycle (“LPP 13”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted earnings per share of at least $20.68 (threshold performance) over the performance period from January 1, 2018 to December 31, 2020, and reflects achievement of adjusted earnings per share of $22.36 (after permitted adjustments), which exceeded the target earnings per share of $21.47. Also in 2020, we granted performance share units under our fifteenth LPP cycle (“LPP 15”) to each of our NEOs, which are expected to be settled in 2023 contingent upon the Company’s adjusted earnings per share performance over the January 1, 2020 to December 31, 2022 performance period.

Annual Incentive Compensation. Annual incentive bonuses paid to our NEOs reflected our application of the incentive pool funding guidelines adopted by the Compensation Committee (which are based on a comparison of current year adjusted operating income results against the prior year), as well as the Compensation Committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. Target annual incentive opportunities for our NEOs for 2020, as a percentage of base salary, remained flat year over year. Once determined, annual incentives to our NEOs were paid 65% in the form of cash and 35% in the form of time-vested restricted share units in order to provide value to our executives that is tied to the long-term performance of the Company. Annual incentive bonuses for 2020 were paid to our NEOs in early 2021 following the Company’s achievement of adjusted operating income of $3,150 million. For purposes of determining the annual incentive award funding, the Compensation Committee adjusted this amount downward to $3,025 million to exclude $125 million of restructuring savings. The annual incentive awards are described in more detail in the section captioned “Annual Incentive Awards under Our Shareholder-Approved Plan” below.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive and director compensation programs. Direct responsibilities of management include, but are not limited to:

•	Recommending executive compensation adjustments and short- and long-term incentive awards and other benefits, where applicable, for executive officers other than our CEO;

•	Providing ongoing review of the effectiveness of our executive compensation programs and alignment of the programs with our business and strategic objectives;

•	Designing and recommending appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending appropriate amendments to our employee benefit plans.

In the first quarter of 2020, our independent directors evaluated our CEO’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved for each executive officer a target annual incentive for 2020 performance and the specific corporate performance metrics that our performance would be measured against for purposes of this incentive award. The Compensation Committee also approved in March 2020 a target number of performance share units to be awarded to each executive officer under the LPP.

In early 2021, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and the best-available competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2020. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2021, which are described in more detail below.

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Relationship with Executive Compensation Consultant

The Compensation Committee retains Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook provides expertise and advice on various matters coming before the Compensation Committee. FW Cook is engaged by, and reports directly to, the Compensation Committee, and does not advise management or receive other compensation from Aon. FW Cook typically participates in all Compensation Committee meetings where executive compensation matters are discussed and communicates with the Chair of the Compensation Committee between meetings. During 2020, FW Cook assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; developing criteria for identification of our peer group for executive and Board compensation and Company performance review purposes; reviewing management’s design proposals for short-term cash and long-term equity incentive compensation programs; assessing risks arising from our compensation policies and practices; providing change in control severance calculations for our NEOs in the 2020 annual proxy disclosure; providing compensation data from our peer group proxy and other disclosures; advising on the terms and conditions of the renewal of employment agreements and transition to employment letters with our senior executive officers; advising and providing comments on management’s recommendations regarding executive officers’ annual incentives for 2020 and equity-based awards granted in 2020; reporting on executive-compensation related trends and regulatory initiatives; reporting on the impact of the COVID-19 pandemic on executive compensation and director pay programs at peer group companies; and advising on potential alternatives for Aon’s programs. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services that may be presented to or reviewed by the Compensation Committee.

The Compensation Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

How We Determine Total Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2020, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2020 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s compensation program was on its variable components of pay, including long-term equity awards and annual bonus awards, the value of which fluctuates based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executive’s compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers (other than Mr. Case). These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief People Officer.

Mr. Case recommends to the Compensation Committee the equity award, annual incentive payment, and base salary adjustments, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

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During the annual review process, our Chief People Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent directors of the Board.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case, whose compensation is approved by the independent directors of the Board. The Compensation Committee discusses its preliminary compensation decisions with the independent members of the Board who do not serve on the Compensation Committee. This process garners additional input from those directors regarding the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final determinations.

Mr. Case, together with our Chief People Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the corporate performance targets to be established under Aon’s annual incentive and long-term equity incentive programs. The Compensation Committee reviews such recommendations with FW Cook and reserves the ultimate authority to set such targets and to determine whether such goals were achieved.

Result of Advisory Vote by Shareholders on Our “Say on Pay” Proposal

The Compensation Committee considered the results of the advisory vote by shareholders on the “say on pay” proposal presented to our shareholders at our 2020 annual general meeting of shareholders. As reported in our Current Report on Form 8-K, filed with the SEC on June 25, 2020, approximately 92% of shareholder votes cast at that meeting were voted in support of the compensation program offered to our NEOs. Accordingly, the Compensation Committee made no changes to our executive compensation programs.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay equity policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2020 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria including: industry segment; revenues, market capitalization, and employee headcount; business complexity; and global footprint. We also consider peers of our direct peers (“peers of peers”) and proxy-advisor peer groups. Our goal is to have relevant market data to inform our decisions on pay levels and practices. As such, we strive for a peer group that is balanced with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

The defined criteria used to establish our peer group includes global financial services industry companies or major consulting firms with which we compete for executive talent and/or financial capital that are between one-fourth and four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility), between one-fourth and four times our size in trailing four-quarter revenues, and latest year total assets less than $500 billion.

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In 2019, we reviewed our peer group with FW Cook and concluded that based on our criteria, for 2020, The Allstate Corporation should be removed, while BlackRock and IHS Markit should be added. The Compensation Committee referred to the 2020 peer group when determining the actual annual incentive awards paid in 2021 related to 2020 performance. In 2020, we again reviewed our peer group with FW Cook and concluded that DXC Technology Solutions Corporation should be removed as it no longer meets our defined criteria, and that Automatic Data Processing should be added in its place, to form our 2021 peer group. Our 2020 and 2021 peer group members are listed below.

2021 Peer Group

Accenture plc	Fidelity National Information Services	Northern Trust Corporation

A.J. Gallagher & Co.	Fiserv, Inc.	S&P Global

Automatic Data Processing	IHS Markit	State Street

Bank of New York Mellon	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

BlackRock	Moody’s Corporation

Cognizant Technology Solutions Corp.	Morgan Stanley

2020 Peer Group

Accenture plc	Fidelity National Information Services	Northern Trust Corporation

A.J. Gallagher & Co.	Fiserv, Inc.	S&P Global

Bank of New York Mellon	IHS Markit	State Street

BlackRock	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

Cognizant Technology Solutions Corp.	Moody’s Corporation

DXC Technology	Morgan Stanley

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews salaries for our executive officers. While base salaries for our senior executives are adjusted infrequently, they may be occasionally adjusted to, among other things, recognize changes in job responsibilities or to bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Where approved, base salary adjustments generally take effect on April 1. The base salaries for our NEOs were not adjusted in 2020.

As part of the actions that we took to address COVID-19 and the resulting impact on our business, operations, and employees, each of our NEOs agreed to a temporary 50% reduction in his or her base salary from May 1, 2020 through November 1, 2020, at which point the foregone amounts were repaid.

Long-Term Leadership Performance Program under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to terms approved by our shareholders. Each award granted under the LPP consists of performance share units that are eligible to vest over a three-year period based on achievement of cumulative adjusted EPS targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2020, our NEOs held LPP 13, LPP 14, and LPP 15 awards (for the 2018-2020, 2019-2021, and 2020-2022 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance.

During the first quarter of 2020, we granted performance share units to our executive officers, including each NEO, pursuant to LPP 15 (2020-2022 performance period). During the first quarter of 2021, we determined our actual levels of achievement under LPP 13 (2018-2020 performance period).

LPP 15 (2020 Grant for 2020-2022 Performance Period). This is our fifteenth annual three-year performance cycle for long-term incentive awards granted to our most senior leaders. The LPP is intended to further strengthen the relationship between

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capital accumulation for our executives and long-term financial performance of the Company and increasing shareholder value. The performance share units awarded under LPP 15 are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee. From that value, the number of target performance share units was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on the NYSE. The performance share units under LPP 15 will be earned and settled in a range of 0% (if the threshold level is not achieved) to 200% of the target number of shares based on the Company’s cumulative adjusted EPS over the three-year performance period.

The performance results for LPP 15 will be measured against three-year publicly reported adjusted cumulative EPS growth rate, subject to limited adjustments set forth in the program documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of unusual or infrequently occurring items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 15 of the three-year performance period and cumulative adjusted EPS financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted EPS is a more effective measure of Company performance for purposes of motivating executive performance than against EPS calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is within the executives’ control and area of accountability. Further, the Company believes that adjusted EPS provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants.

In determining the individual awards under LPP 15, the Compensation Committee considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2019 relative to similarly situated executives at our 2020 peer group members. The Compensation Committee also considered the continued efforts of our NEOs in connection with the Willis Towers Watson combination, particularly in light of an increasingly volatile global market. All of these considerations, taken together, account for the increased award amounts under LPP 15 for the 2020-2022 performance period relative to recent performance periods. For further information regarding individual awards under LPP 15, see footnote (1) in the Summary Compensation Table below, and also the Grants of Plan-Based Awards in Fiscal Year 2020 below.

LPP 13 (2018 Grant for 2018-2020 Performance Period). In early 2021, we determined the actual achievement under LPP 13. The performance period for LPP 13 ended on December 31, 2020.

LPP 13—Performance Share Units (Performance Period 1/1/2018—12/31/2020)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cumulative Adjusted EPS	$20.68	$21.47	$24.71
		Actual	$22.36

For LPP 13, the cumulative adjusted EPS goals from continuing operations ranged from a threshold level of $20.68, below which no payout would occur, to $24.71 or higher, which would yield shares equal to 200% of the target number. A result of $21.47 in cumulative adjusted EPS from continuing operations would have yielded shares equal to 100% of the target number. This target represented a 19.6% increase over the EPS target for the twelfth cycle of our LPP established for the performance period from 2017 through 2019 (“LPP 12”). Our actual cumulative adjusted EPS from continuing operations for the three-year period of 2018-2020 (after permitted adjustments, as described below) was $22.36, resulting in a payout at 154.9% of the target number of shares awarded.

The adjusted EPS from continuing operations results for LPP 13 include adjustments detailed by the plan governing LPP 13 and approved by the Compensation Committee. For each year of the performance period associated with LPP 13, adjustments to EPS from continuing operations were approved by the Compensation Committee to address the impact of restructuring savings. Each NEO received a distribution under LPP 13.

We do not pay dividends or dividend equivalents on performance share units.

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LPP Adjustments for Restructuring. We consider underlying restructuring charges, as well as the resulting savings, to be unusual in nature and infrequently occurring and, therefore, consider these transactions for adjustments when assessing LPP performance. Consistent with LPP 12, for LPP 13 the Compensation Committee determined that, given the underlying nature of the restructuring savings and the fact that the benefits are realized in multiple subsequent years, it was appropriate to adjust out the majority of the cumulative savings, rather than the incremental savings, on a go-forward basis. No further adjustments for this restructuring program will be made to LPP 14 (2019-2021) or subsequent programs, as full knowledge of the impact of the restructuring savings was considered when establishing performance targets.

Annual Incentive Awards under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the metric is not achieved, no annual bonuses are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is met, our Shareholder-Approved Plan allows for the payment of current-year annual incentives to our executive officers up to a cap of the lesser of $10 million or the maximum annual incentive otherwise established by the Compensation Committee for each executive officer. For 2020, the Compensation Committee established a cap of 200% of each NEO’s target annual incentive.

In the first quarter of 2020, the Compensation Committee set 2020 annual incentive eligibility for our NEOs. For each NEO, annual incentive eligibility was set as a target percentage of the executive’s base salary at year end (and, for Ms. Davies, her annual foreign service allowance received in connection with her relocation to London). Target annual incentive opportunities for our NEOs for 2020, as a percentage of base salary, remained flat year over year. The target annual incentives for each of our NEOs are shown in the table below:

NEO	2020 Target Annual Incentive	2020 Target as% of Base Salary
Gregory C. Case	$3,000,000	200%
Christa Davies	$1,680,000	150%
Eric Andersen	$1,000,000	100%
John Bruno	$950,000	100%
Anthony Goland	$900,000	100%

Our Shareholder-Approved Plan does not provide guidelines or formulas for determining the actual annual incentives payable to our executive officers once the metric is achieved. If the metric is achieved, our Shareholder-Approved Plan allows the Compensation Committee to award an annual incentive up to the previously established cap. As explained below, for 2020, the Compensation Committee adopted a framework (the “Senior Executive Incentive Compensation Plan”) for determining actual annual incentives to be paid if the metric under our Shareholder-Approved Plan was achieved.

2020 Performance Metrics. In the first quarter of 2020, the Compensation Committee determined that 2020 Aon-wide performance would be measured by growth in adjusted operating income (“OI”) for 2020 (as adjusted for unusual or infrequently occurring items) as compared to a 2019 baseline adjusted OI number of $3,025 million. The Compensation Committee set the minimum achievement threshold at 70% of the 2019 adjusted OI, or $2,118 million. The Compensation Committee retained the discretion to further adjust OI under the plan for extraordinary, unusual, or infrequently occurring items. The Compensation Committee selected OI as the measure to emphasize performance of Aon as a whole and directly link executives’ awards to Aon’s key business initiatives of delivering distinctive client value and achieving operational excellence.

The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold is satisfied, an annual incentive pool may be funded as described below under “Determining 2020 Annual Incentives.”

2020 Actual Performance. The Company’s adjusted OI for 2020 was $3,150 million. For purposes of determining 2020 annual incentives, however, the Compensation Committee adjusted that amount downward to $3,025 million to exclude $125 million of restructuring savings. The $3,025 million amount was 100% of the 2019 baseline, which exceeded the minimum threshold of 70% established under our Shareholder-Approved Plan.

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Determining 2020 Annual Incentives. In the first quarter of 2020, the Compensation Committee approved the Senior Executive Incentive Compensation Plan for funding the total annual incentive pool under our Shareholder-Approved Plan for members of the Company’s senior management team (including our NEOs). That group included each of our NEOs. The rationale for establishing this funding framework was to provide executives with a clear connection between the expected reward and the required performance, as well as a basis for annual incentive payouts. Under those guidelines, the size of the incentive pool generally equals the aggregate target annual incentives for participants in the Company’s Senior Executive Incentive Compensation Plan, multiplied by the percentage increase in OI from the 2019 baseline to 2020 (reduced by 200 basis points), although the CEO retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%) in the size of the incentive pool. In other words, the incentive pool is only funded at target if there is a 2% increase in adjusted OI over the previous year. However, no individual could receive an award in excess of the maximum amount established by the Committee (the lesser of $10 million or two times his or her target annual incentive).

In accordance with our Shareholder-Approved Plan, the Senior Executive Incentive Compensation Plan would not be funded for 2020 unless Aon achieved the minimum threshold of 70% of the 2019 baseline. After determining that the minimum threshold had been achieved, the Compensation Committee met in February 2021 to determine the funding status of the incentive pool for 2020. After application of the formula guidelines described above, the total incentive pool reserved for members of the Company’s senior management team (including our NEOs), was determined to be approximately $9.1 million. Pursuant to the terms of the Senior Executive Incentive Compensation Plan, the CEO, in consultation and with the consent of the Compensation Committee, increased the amount of the aggregate pool by 10%, resulting in a total incentive pool of approximately $10.1 million. The increase was attributable to the overall Company performance combined with the team efforts of the senior executives (including our NEOs) to accomplish the important milestones of signing of the business combination agreement with Willis Towers Watson plc and preparing for the proposed combination. None of the NEOs received their maximum annual incentive of the lesser of $10 million or two times their target annual incentive. Each NEO received in the range of 0% to 150% of their target annual incentive, other than Mr. Case, who received an annual incentive of $3.45 million, or 115% of target annual incentive.

The following table sets forth the actual annual incentive paid to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	2020 Actual Annual Incentive	2020 Actual Annual Incentive as % of Base Salary
Gregory C. Case	$3,450,000	230%
Christa Davies	$2,000,000	200%
Eric Andersen	$1,500,000	150%
John Bruno	$0	0%
Anthony Goland	$585,000	65%

In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered account several factors, including Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives, personal leadership qualities, and annual incentives for similarly situated executives at our 2020 peer group members.

Regarding Mr. Case, the independent members of the Board determined that, under his leadership, the Company delivered impressive progress across the four key metrics that we communicate to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Set against the public health and economic impact of COVID-19 and an unprecedented level of global volatility, organic revenue growth was 1%, operating margin on an adjusted basis increased 100 basis points to 28.5%, adjusted EPS increased 7% to $9.81 and free cash flow increased 64% to $2,642 million. During 2020, the company deployed $2.2 billion of capital through share repurchases and dividends. Under Mr. Case’s leadership, Aon also made key progress on strategic initiatives including the incorporation from the UK to Ireland, a definitive agreement to combine Aon plc and Willis Towers Watson, ten other key M&A transactions including CoverWallet, increased leverage of the Aon Business Services platform and investment in key opportunities under the New Ventures Group. Mr. Case demonstrated exemplary leadership navigating COVID, social unrest, and other issues resulting in record-

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high colleague engagement measures, and he championed significant inclusion and diversity initiatives including the launch of the Global Inclusive Leadership Council and formation of a new subcommittee of the Board focused on inclusion and diversity.

Regarding Ms. Davies, the Compensation Committee determined that her individual efforts contributed substantially to the Company’s impressive business and financial results in 2020, including the four key metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. In the face of the extraordinary economic challenges of the global pandemic, Ms. Davies demonstrated exceptional management of the firm’s balance sheet, including term debt issuance and no draw against credit facilities, and delivered significant free cash flow improvements and a record 23.9% cash flow margin, driven in part by approximately $500 million of working capital improvement from proactive liquidity management. Her leadership was instrumental in delivering another 100 basis points of adjusted margin improvement and our strong adjusted earnings per share results. Ms. Davies also led the Company’s long-term capital investment strategy, including the definitive agreement to combine Aon plc and Willis Towers Watson plc and the acquisition of CoverWallet, led significant shareholder engagement efforts, and worked with other key leaders to achieve a distinctive return on invested capital of 23.5%. Ms. Davies has role modeled a focus on inclusion and diversity in colleague interactions and the development of key talent, inspiring multiple senior leaders to similarly take actions.

Regarding Mr. Andersen, the Compensation Committee determined that his individual efforts contributed substantially to the Company’s financial results in 2020 and positive progress against the four key metrics that we communicate to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Despite the COVID-19 pandemic, Mr. Andersen was instrumental in delivering strong organic revenue growth of 10% in Reinsurance and 3% in Commercial Risk Solutions. As newly appointed President of Aon in 2020, he continues drive realization of the Aon United operating model. Under Mr. Andersen’s leadership, Aon fully scaled the Delivering Aon United strategy, increased client satisfaction, and delivered innovative solutions to clients, all while successfully transitioning the vast majority of colleagues to remote work. Additionally, Mr. Andersen has co-led integration planning for the pending combination of Aon plc and Willis Towers Watson plc. Mr. Andersen’s leadership has been instrumental in maintaining colleague engagement and retention through the events of 2020 and he has visibly sponsored the firm’s inclusion and diversity initiatives, enabling leaders to implement meaningful, data-driven strategies within their businesses.

Regarding Mr. Bruno, as noted above, he notified the Company on January 25, 2021 of his decision to step down from his position as Chief Operating Officer, effective immediately. As a result, the Compensation Committee determined to award him no annual bonus in respect of 2020 performance. Mr. Bruno will remain at the Company for a transition period to be determined. The Compensation Committee’s decision to award Mr. Bruno no annual bonus for 2020 may be taken into account in determining any future compensation.

Regarding Mr. Goland, the Compensation Committee determined that under his leadership, the firm continued to effectively identify, develop and scale the promising innovation priorities to support clients and expand Aon’s addressable market. Notable progress was made in accelerating and commercializing the firm’s unique, market-leading intellectual property (IP) solution with a first-of-its-kind IP lending transaction involving a leading technology company and a pension fund. Progress was also made in advancing our digital client solutions with the integration of the Cover Wallet business with Aon’s existing capabilities and solutions and with the development of an integrated roadmap for accelerated growth. Due to the impact of the pandemic, development of other growth opportunities was more limited, and overall achievement of revenue growth did not meet the high aspirational targets established for the New Ventures Group portfolio at the beginning of the year. Mr. Goland has been a strong advocate of inclusion and diversity within the firm and has led the development of sponsorship programs across the New Ventures Group.

2021 Annual Incentive Design Changes. We believe our people and culture power the Aon United growth strategy and enable us to deliver the best solutions to clients from across the firm. Given the importance in creating sustainable, long-term value, we will integrate people and culture imperatives into our incentive program. Specifically, in 2021, an inclusion and diversity (I&D) component will be incorporated into our annual Senior Executive Incentive Compensation Plan. This change is intended to further motivate our executive leadership team to achieve Aon’s I&D initiatives objectives while also delivering strong financial results. Previously, 100% of the Senior Executive Incentive Compensation Plan funding was based on year-over-year growth in adjusted operating income less a 200 basis point hurdle. Beginning in 2021, 80% of the plan’s funding will be based on this financial metric, while 20% of its funding will be based on an assessment of the Company’s progress against

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quantitative goals within its I&D initiatives in the recruitment, promotion, education, and representation strategy pillars on a firm-wide basis, as determined by the Inclusion & Diversity Sub-Committee and the Organization & Compensation Committee. Further, individual leadership in championing I&D and other people and culture objectives will continue to be part of the annual performance assessment of each executive resulting in their award payment under the program after the funding framework has been applied.

Executive and Relocation Benefits

Executive Benefits. In addition to our broad-based employee benefit programs that are available to our employees generally (such as health coverage, 401(k) plan, etc.), each of our currently serving NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program because each other NEO was hired after the Aon Pension Plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2020” and “Nonqualified Deferred Compensation in Fiscal Year 2020” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and the other members of our senior management team.

Relocation Benefits. In 2020, we continued to provide relocation benefits resulting from the relocation of our headquarters to London, United Kingdom in 2012 (the “2012 Redomestication”) to certain of our NEOs. The Aon group global operating headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020 (the “Reorganization”). The parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry. The Compensation Committee approved certain benefits for the relocated executives after consulting with FW Cook, and each relocated executive has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her. The relocation packages for our NEOs are intended to keep them “whole” on a total rewards basis, including with respect to any additional taxes incurred as a result of the relocation, be transparent and equitable, and reflect competitive practices and benchmarks of industry peers. The Compensation Committee periodically reviews the relocation packages of our executives. These benefits are provided pursuant to international assignment letters with our NEOs on assignment, which are described in more detail under the heading “International Assignment Letters.”

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2020, 2019, and 2018.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Code in connection with such double trigger.

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Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the operative agreement. To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2020, each of our NEOs had an employment agreement providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan. Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Tax Deductibility of Executive Compensation

Prior to the passage of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) on December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallowed a tax deduction to publicly held companies for compensation paid to certain covered executive officers in excess of $1 million per officer, unless such compensation qualified as “performance-based.” Under the TCJA, the performance-based exception has been repealed with respect to taxable years beginning after December 31, 2017, subject to a special rule that “grandfathers” certain compensation paid pursuant to a written binding contract in effect as of November 2, 2017 that is not materially modified thereafter. As a result of the TCJA, most of the compensation paid to our current and certain former NEOs in excess of $1 million per officer in a year will not be deductible. While the TCJA may limit the deductibility of compensation paid to our NEOs, the Compensation Committee will—consistent with past practice—retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders.

Review of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation programs and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking, which includes an assessment by the Compensation Committee’s independent consultant of whether these programs create material risk. We have concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2021, FW Cook assessed our executive compensation policies and practices and also concluded that they do not motivate imprudent risk-taking.

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Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our CEO during 2020, (2) Ms. Davies, who served as our Chief Financial Officer during 2020, and (3) Mr. Andersen, Mr. Bruno, and Mr. Goland, who were our three other most highly compensated executive officers serving as of December 31, 2020.

Summary Compensation Table for Fiscal Years 2020, 2019, and 2018

Name and Principal Position	Year	Salary (S)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Gregory C. Case	2020	1,500,000	—	15,880,566	—	2,242,500	—	671,430	20,294,496
Chief Executive	2019	1,500,000	—	13,705,798	—	—	—	802,045	16,007,843
Officer	2018	1,500,000	—	12,694,073	—	1,300,000	—	669,802	16,163,875
Christa Davies	2020	1,000,000	—	6,779,055	—	1,300,000	—	3,164,888	12,243,943
Executive Vice President	2019	975,000	—	5,024,842	—	—	—	1,739,576	7,739,418
and Chief Financial Officer	2018	900,000	—	4,375,050	—	1,040,000	—	6,003,119	12,318,169
Eric Andersen	2020	1,000,000	—	4,358,044	—	975,000	307,284	33,975	6,674,303
President (4)	2019	975,000	—	3,261,849	—	—	417,424	47,384	4,701,657
	2018	900,000	—	2,944,817	—	650,000	(143,864)	44,355	4,395,308
John Bruno	2020	950,000	—	3,534,833	—	—	—	30,631	4,515,464
Chief Operating Officer (5)	2019	925,000	—	2,741,532	—	—	—	38,086	3,704,618
Anthony Goland	2020	900,000	—	2,878,451	—	380,250	—	—	4,158,701
Chief Innovation Officer

(#)

As part of the actions that we took to address COVID-19 and the resulting impact on our business, operations, and employees, each of our NEOs agreed to a temporary 50% reduction in his or her base salary from May 1, 2020 through November 1, 2020, at which time the foregone amounts were repaid.

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of restricted share unit awards (paid in satisfaction of 35% of each NEO’s annual incentive award for the previous performance year) and performance share unit awards granted to our NEOs pursuant to our Shareholder-Approved Plan in 2020, 2019, and 2018. These amounts disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

In 2018-2020, each of our NEOs received awards under the LPP with a grant date fair value as set forth in the table below.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)
Gregory C. Case	2020	15,880,566	31,761,131
	2019	13,005,880	26,011,760
	2018	11,994,139	23,988,279
Christa Davies	2020	6,779,055	13,558,110
	2019	4,464,926	8,929,852
	2018	3,871,087	7,742,173
Eric Andersen	2020	4,358,044	8,716,089
	2019	2,911,923	5,823,846
	2018	2,661,347	5,322,694
John Bruno	2020	3,534,833	7,069,666
	2019	2,426,548	4,853,096
Anthony Goland	2020	2,808,546	5,617,092

For awards granted under the LPP, the grant date fair value of performance share units is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. Set forth above are the grant date fair values of the performance share unit awards granted under the LPP, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is

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included in the “Stock Awards” column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for each year shown for the LPP). The amounts shown in the table above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be recognized by our NEOs.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2020, 2019, and 2018 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years (generally, under the terms of those awards, 35% has been paid in the form of restricted share units (reported in the “Stock Awards Column”, and 65% in the form of cash). These amounts were actually paid to the NEOs in the first quarter of the year following the relevant performance year.

(3)	For 2020, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)
Gregory C. Case	31,425	25,492	614,513	—	671,430
Christa Davies	20,942	62,852	527,510	2,553,584	3,164,888
Eric Andersen	21,425	12,550	—	—	33,975
John Bruno	19,792	10,839	—	—	30,631
Anthony Goland	18,525	—	—	—	18,525

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs, (i) a contribution by Aon of $18,300 for each of Mr. Case, Ms. Davies, and Mr. Andersen, and $18,525 for each of Mr. Bruno and Mr. Goland to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $13,125 to Mr. Case, $2,642 to Ms. Davies, $3,125 for Mr. Andersen, and $1,267 for Mr. Bruno to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan. The employer allocation based on eligible participant compensation to the Aon Supplemental Savings Plan was suspended effective May 1, 2020, on account of the COVID-19 pandemic and has since been restored as of January 1, 2021.

(b)

In connection with the 2012 Redomestication, certain of our NEOs agreed to relocate to London, U.K. The relocation packages are intended to keep the transferred executives “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts. This column also includes amounts Aon paid to third parties for Ms. Davies’ eligible dependents’ schooling or assistance in preparing her tax returns in connection with the 2012 Redomestication.

In 2020, the Company provided perquisites to Ms. Davies related to the relocation of $54,290 for schooling assistance and $8,562 for tax preparation services.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the relocation, see footnote (c) below.

Only Mr. Case participated in Aon’s executive health screening program in 2020. The amount included in “All Other Compensation” is the actual cost to Aon of the NEO’s use of this program, which was $4,857 for Mr. Case.

Mr. Andersen and Mr. Bruno received reimbursement for club dues of $550 and $10,839 respectively. Mr. Andersen also received an annual car allowance of $12,000.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2020, the cost was $20,635.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. Infrequently, an NEO will use a NetJets flight for personal purposes, or the spouse or guests of an NEO may accompany the executive when a NetJets flight is already going to a specific destination for a business purpose. In the case of a personal flight, the cost to the Company of such flight is reimbursed to the Company by the NEO. In the case of a spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such aircraft.

(c)

In connection with their relocation to London, U.K., certain NEOs are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. Allowances became payable to the NEOs beginning on the date the NEO’s foreign assignment began and terminate at the end of the foreign assignment. The following table sets forth the additional compensation received by the NEOs with respect to 2020 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Transportation Allowance ($)	Total ($)
Gregory C. Case	382,013	97,500	135,000	—	614,513
Christa Davies	286,510	97,500	120,000	23,500	527,510

(d)

In connection with her relocation to London, U.K., Ms. Davies is entitled to receive a tax equalization benefit designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment

42        2021 Aon Proxy Statement

(including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to U.S. income and social tax laws.

The tax equalization benefit caps the executive’s total income and social tax exposure to what she would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to an executive as a result of her international assignment.

For Ms. Davies, any applicable schooling assistance and allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies would have paid had she not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies with respect to eligible relocation compensation.

(4)	Mr. Andersen became President on February 24, 2020.

(5)

Mr. Bruno became Chief Operating Officer on February 24, 2020. On January 25, 2021, Mr. Bruno notified the Company of his decision to step down from his position as Chief Operating Officer, effective immediately. Mr. Bruno will remain at the Company for a transition period to be determined.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an Amended and Restated Employment Agreement with Gregory C. Case pursuant to which he serves as our CEO. The current term of Mr. Case’s agreement continues through April 1, 2023, unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual meeting of shareholders during the period of his employment.

Mr. Case’s agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Aon Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Ms. Davies’s Employment Agreement

We are party to an Employment Agreement with Christa Davies pursuant to which she serves as our Executive Vice President and Chief Financial Officer. The current term of Ms. Davies’s agreement continues through April 1, 2023, unless terminated earlier or extended. The agreement provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the agreement, and a target annual incentive bonus of 150% of her base salary and foreign service allowance.

Mr. Andersen’s Employment Letter

We have provided Eric Andersen an employment letter pursuant to which he serves as our President. The letter provides that Mr. Andersen’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Andersen’s letter also provides for an initial base salary and an initial target annual bonus, both of which have been adjusted by the Committee as permitted under the letter. In early 2021, the Committee approved an increase to Mr. Andersen’s target annual incentive from 100% to 150%.

Mr. Bruno’s Employment Letter

We have provided John Bruno an employment letter pursuant to which he served as our Chief Operating Officer. The letter provides that Mr. Bruno’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Bruno’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, and an initial target annual bonus.

On January 25, 2021, Mr. Bruno notified the Company of his decision to step down from his position as Chief Operating Officer, effective immediately. Mr. Bruno will remain at the Company for a transition period to be determined.

2021 Aon Proxy Statement        43

Mr. Goland’s Employment Letter

We have provided Anthony Goland an employment letter pursuant to which he serves as our Chief Innovation Officer. The letter provides that Mr. Goland’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Goland’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, and an initial target annual bonus.

International Assignment Letters

In connection with the Company’s 2012 Redomestication, we entered into international assignment letters with each of Mr. Case and Ms. Davies. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letters for Mr. Case and Ms. Davies were amended and extended in July 2014 for an additional two years, on July 1, 2016 for an additional two years, July 1, 2018 for an additional one year, July 1, 2019 for an additional year, and July 1, 2020 for an additional year.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for Ms. Davies;

•	a monthly cost of living differential of $8,125;

•	a monthly foreign service allowance of $11,250 for Mr. Case, and $10,000 for Ms. Davies;

•	a monthly car allowance of approximately $1,958 for Ms. Davies;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies;

•

a tax equalization benefit for Ms. Davies, designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to the U.S. income and social tax laws;

•	a tax gross-up for Ms. Davies on schooling assistance and on allowances related to housing, cost of living, home leave and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K. or Ireland

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company within two years of commencing the international assignment, or 12 months after the end of the assignment, and becomes employed by a direct competitor of the Company.

44        2021 Aon Proxy Statement

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2020 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory C. Case	—	3,000,000	6,000,000	—	—	—	—	—	—	—
	3/27/2020	—	—	49,571	99,142	198,284	—	—	—	15,880,566
Christa Davies	—	1,680,000	3,360,000	—	—	—	—	—	—	—
	3/26/2020	—	—	21,123	42,245	84,490	—	—	—	6,779,055
Eric Andersen	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	3/26/2020	—	—	13,579	27,158	54,316	—	—	—	4,358,044
John Bruno	—	950,000	1,900,000	—	—	—	—	—	—	—
	3/26/2020	—	—	11,014	22,028	44,056	—	—	—	3,534,833
Anthony Goland	—	900,000	1,800,000	—	—	—	—	—	—	—
	2/13/2020	—	—	—	—	—	298	—	—	69,905
	3/26/2020	—	—	8,751	17,502	35,004	—	—	—	2,808,546

(1)

The amounts shown relate to potential annual incentive plan awards for 2020 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 200% for Mr. Case, 150% for Ms. Davies, and 100% for each of Mr. Andersen, Mr. Bruno, and Mr. Goland, of their respective base salaries, and the amounts shown in “Maximum” reflect the maximum payment level of the lesser of $10,000,000 or two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of performance share units granted to our NEOs pursuant to Aon’s LPP 15 that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2020 to 2022 performance period. As the potential payments are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of these performance share units and LPP 15, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to each NEO in 2020 in satisfaction of 35% of the annual incentive award earned by such NEO for 2020 performance. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2020 performance (calculated as a percentage of base salary and, with respect to Ms. Davies, her annual foreign service allowance) was 200% for Mr. Case, 150% for Ms. Davies, and 100% for each of Mr. Andersen, Mr. Bruno, and Mr. Goland; the bonus range was capped at 400% for Mr. Case, 300% for Ms. Davies, and 200% for each of Mr. Bruno and Mr. Goland. The determination of the actual incentive amount payable was determined based, among other things, on Aon’s overall performance and an individual performance assessment. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Dividend equivalents are paid quarterly in cash on unvested restricted share units and voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the restricted share units and performance share units. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

2021 Aon Proxy Statement        45

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and performance share units held by each of our NEOs on December 31, 2020. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Gregory C. Case	2/16/2018	(1)	1,657	350,074	—	—
	3/23/2018	(2)	180,798	38,197,193	—	—
	2/15/2019	(1)	2,714	573,387	—	—
	3/29/2019	(3)	—	—	157,000	33,169,390
	3/27/2020	(3)	—	—	198,284	41,891,461
Christa Davies	2/15/2018	(1)	1,193	252,045	—	—
	3/22/2018	(2)	57,426	12,132,391	—	—
	2/14/2019	(1)	2,201	465,005	—	—
	3/28/2019	(3)	—	—	54,384	11,489,708
	3/26/2020	(3)	—	—	84,490	17,850,202
Eric Andersen	2/15/2018	(1)	671	141,762	—	—
	3/22/2018	(2)	39,480	8,340,940	—	—
	2/14/2019	(1)	1,376	290,708	—	—
	3/28/2019	(3)	—	—	35,468	7,493,324
	3/26/2020	(3)	—	—	54,316	11,475,341
John Bruno	2/15/2018	(1)	704	148,734	—	—
	3/22/2018	(2)	30,866	6,521,060	—	—
	2/14/2019	(1)	1,238	261,552	—	—
	3/28/2019	(3)	—	—	29,556	6,244,296
	3/26/2020	(3)	—	—	44,056	9,307,711
Anthony Goland	2/15/2018	(1)	634	133,945	—	—
	3/22/2018	(2)	25,124	5,307,947	—	—
	2/14/2019	(1)	1,170	247,186	—	—
	3/28/2019	(3)	—	—	23,644	4,995,268
	2/13/2020	(1)	298	62,958	—	—
	3/26/2020	(3)	—	—	35,004	7,395,295

(1)	The vesting schedule for the restricted share units, other than performance share units, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Christa Davies	Eric Andersen	John Bruno	Anthony Goland
2/13/2021	—	—	—	—	99
2/14/2021	—	1,100	688	619	585
2/15/2021	1,357	1,193	671	704	634
2/16/2021	1,657	—	—	—	—
2/13/2022	—	—	—	—	99
2/14/2022	—	1,101	688	619	585
2/15/2022	1,357	—	—	—	—
2/13/2023	—	—	—	—	100
Total	4,371	3,394	2,047	1,942	2,102

(2)

The performance share units convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For performance share units with a March 22, 2018 or March 23, 2018 grant date, the three-year performance period ended on December 31, 2020. These performance share units were subsequently settled in Class A Ordinary Shares on February 11, 2021.

(3)

The performance share units, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative EPS target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For LPP performance share units with a March 28, 2019 or March 29, 2019 grant date, the three-year performance period ends on December 31, 2021. For LPP performance share units with a March 26, 2020 or March 27, 2020 grant date, the three-year performance period ends on December 31, 2022.

46        2021 Aon Proxy Statement

If the minimum or threshold performance is not attained, the performance share units will be forfeited. In this table, the maximum number of performance share units is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

(4)	The market value is calculated using $211.27, the closing price of a Class A Ordinary Share on the NYSE on December 31, 2020 (the last trading day of 2020).

Stock Vested in Fiscal Year 2020

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2020 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory C. Case	181,236	42,519,417
Christa Davies	57,902	13,586,539
Eric Andersen	44,356	10,407,064
John Bruno	34,241	8,034,406
Anthony Goland	30,128	7,034,093

(1)

Represents (a) the vesting of restricted share units granted under our Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2017 for the three-year performance period ending on December 31, 2019, which were converted into Class A Ordinary Shares on February 13, 2020. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 81,192 shares; Ms. Davies, 22,786 shares; Mr. Andersen, 21,083 shares; Mr. Bruno, 16,879 shares; and Mr. Goland, 13,289 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

Pension Benefits in Fiscal Year 2020

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Eric Andersen	Aon Pension Plan	12	505,402	0
	Excess Benefit Plan	12	753,587	0
	Supplemental Contractual Pension	5	725,923	0

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2020, in accordance with the assumptions disclosed in Note 12 to the audited financial statements included in the Company’s Annual Report on Form 10-K, as filed with the SEC on February 19, 2021.

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at the normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998 through December 31, 2006 is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). “Final average earnings” is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. “Covered compensation” is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the

2021 Aon Proxy Statement        47

prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009 and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this benefit upon his continuous employment with the Company through the later of December 31, 2014 or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

Nonqualified Deferred Compensation in Fiscal Year 2020

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan. None of our NEOs participate in the Aon Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Nonqualified Deferred Compensation in FY 2020

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Gregory C. Case	Supplemental Savings Plan	—	13,125	3,847	—	181,987
Christa Davies	Supplemental Savings Plan	—	2,642	10,111	—	195,919
Eric Andersen	Supplemental Savings Plan	—	3,125	36,197	—	723,163
John Bruno	Supplemental Savings Plan	—	1,267	2,387	—	47,381
Anthony Goland	Supplemental Savings Plan	—	—	—	—	25,079

(1)	These amounts are included in “All Other Compensation” for 2020 in the Summary Compensation Table.

(2)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2020, 2019 and 2018.

48        2021 Aon Proxy Statement

Name	Name of Plan	Amount Included in 2020 Compensation in Summary Compensation Table ($)	Amount Included in 2019 Compensation in Summary Compensation Table ($)	Amount Included in 2018 Compensation in Summary Compensation Table ($)
Gregory C. Case	Supplemental Savings Plan	13,125	11,300	11,625
Christa Davies	Supplemental Savings Plan	2,642	11,300	11,625
Eric Andersen	Supplemental Savings Plan	3,125	13,500	13,875
John Bruno	Supplemental Savings Plan	1,267	8,800	N/A
Anthony Goland	Supplemental Savings Plan	—	N/A	N/A

(a)	The compensation of Mr. Bruno was not reported in our Summary Compensation Table in 2018 nor was the compensation for Mr. Goland in 2018 and 2019.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO, other than Mr. Goland, participated in the Supplemental Savings Plan in 2020. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($19,500 in 2020), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($285,000 in 2020). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service. As part of the actions we took to address COVID-19 and the resulting impact on our business, operations, and employees, such allocation was suspended from May 1, 2020 through December 31, 2020 and has been restored effective January 1, 2021.

Potential Payments and Benefits on Termination or Change in Control

During 2020, each NEO was party to an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination scenarios or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in our Combined Severance Plan, which provides certain severance benefits upon a qualifying termination in connection with or during the two years following a change in control of Aon. Mr. Case is party to his own individual agreement with the Company providing certain severance benefits in connection with a qualifying termination in the event of a change in control.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination events, including a termination upon a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of an NEO:

•

The amounts shown in the table assume that the employment of each NEO was terminated on December 31, 2020, and that the price per Class A Ordinary Share is $211.27 per share, the closing market price per share on December 31, 2020 (the last trading day of 2020). Accordingly, the tables set forth amounts as of December 31, 2020 and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination event.

2021 Aon Proxy Statement        49

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason,” (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.

•

The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provides for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.”

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Total ($)
Gregory C. Case	Retirement	—	48,545,561	—	48,545,561
	Involuntary-Good Reason	12,000,000	48,545,561	147,792	60,693,353
	Death	3,000,000	68,037,613	5,000,000	76,037,613
	Disability	3,000,000	68,037,613	—	71,037,613
	Involuntary-Without Cause	12,000,000	48,545,561	147,792	60,693,353
	Qualifying After Change in Control	14,833,333	68,037,613	403,675	83,274,621
Christa Davies	Involuntary-Good Reason	2,680,000	16,918,524	—	19,598,524
	Death	1,929,315	24,783,542	—	26,712,857
	Disability	2,929,315	24,783,542	—	27,712,857
	Involuntary-Without Cause	4,360,000	16,918,524	—	21,278,524
	Qualifying After Change in Control	4,613,333	24,783,542	60,375	29,457,251
Eric Andersen	Retirement	—	11,302,859	—	11,302,859
	Involuntary-Good Reason	1,000,000	11,302,859	—	12,302,859
	Death	—	16,376,860	—	16,376,860
	Disability	—	16,376,860	—	16,376,860
	Involuntary-Without Cause	1,000,000	11,302,859	—	12,302,859
	Qualifying After Change in Control	3,603,333	16,376,860	91,579	20,071,773
John Bruno*	Retirement	—	9,093,564	—	9,093,564
	Involuntary-Good Reason	950,000	9,093,564	—	10,043,564
	Death	—	13,236,851	—	13,236,851
	Disability	—	13,236,851	—	13,236,851
	Involuntary-Without Cause	950,000	9,093,564	—	10,043,564
	Qualifying After Change in Control	3,383,333	13,236,851	82,444	16,702,628
Anthony Goland	Retirement	—	7,452,733	—	7,452,733
	Involuntary-Good Reason	900,000	7,452,733	—	8,352,733
	Death	—	10,750,376	—	10,750,376
	Disability	—	10,750,376	—	10,750,376
	Involuntary-Without Cause	900,000	7,452,733	—	8,352,733
	Qualifying After Change in Control	3,455,000	10,750,376	54,034	14,259,410

* On January 25, 2021, Mr. Bruno notified the Company of his decision to step down from his position as Chief Operating Officer of the Company, effective immediately. Mr. Bruno will remain at the Company for a transition period to be determined.

50        2021 Aon Proxy Statement

(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)(b)	Base Salary Mutiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)
Gregory C. Case	Death	—	—	3,000,000	1x	—	3,000,000	—	3,000,000
	Disability	—	—	3,000,000	1x	—	3,000,000	—	3,000,000
	IV-GR	1,500,000	2x	3,000,000	2x	—	9,000,000	3,000,000	12,000,000
	I-WC	1,500,000	2x	3,000,000	2x	—	9,000,000	3,000,000	12,000,000
	C-in-C	1,500,000	3x	3,000,000	3x	1,333,333	14,833,333	—	14,833,333
Christa Davies	Death	249,315	—	1,680,000	1x	—	1,929,315	—	1,929,315
	Disability	1,249,315	—	1,680,000	1x	—	2,929,315	—	2,929,315
	IV-GR	1,000,000	1x	1,680,000	1x	—	2,680,000	—	2,680,000
	I-WC	1,000,000	1x	1,680,000	2x	—	4,360,000	—	4,360,000
	C-in-C	1,000,000	2x	800,000	2x	1,013,333	4,613,333	—	4,613,333
Eric Andersen	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	1,000,000	1x	—	1x	—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—	2x	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	500,000	2x	603,333	3,603,333	—	3,603,333
John Bruno	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	950,000	1x	—	1x	—	950,000	—	950,000
	I-WC	950,000	1x	—	2x	—	950,000	—	950,000
	C-in-C	950,000	2x	450,000	2x	583,333	3,383,333	—	3,383,333
Anthony Goland	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	900,000	1x	—	1x	—	900,000	—	900,000
	I-WC	900,000	1x	—	2x	—	900,000	—	900,000
	C-in-C	900,000	2x	525,000	2x	605,000	3,455,000	—	3,455,000

(a)

The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

(2)

Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual results for the first year of the performance period under the applicable LPP award and accrued amounts for the second and third years of the performance period under the applicable LPP award.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or threatened change in control of the Company.

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

2021 Aon Proxy Statement        51

•

for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

•

with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for CIC good reason, in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (ii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

52        2021 Aon Proxy Statement

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2020. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) his accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in

2021 Aon Proxy Statement        53

installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement with Ms. Davies

Ms. Davies’s employment agreement, as amended, provides that, in the event of the death of Ms. Davies during the term of the agreement, her heirs or executors or the administrators of her estate will receive: (i) her accrued base salary through and including her date of death plus any unpaid annual or long-term bonus earned for the completed year prior to her death; and (ii) a lump sum cash payment equal to her base salary at the date of death through April 1, 2023, reduced by the amount of any benefits paid under any life insurance policy maintained by the Company for her benefit. In the event of the Company’s termination of the employment of Ms. Davies by reason of disability, she will receive: (i) her accrued base salary through and including her date of termination plus any unpaid annual or long-term bonus earned for the completed year prior to her termination; and (ii) continuation of her base salary at the rate in effect at the date of termination through April 1, 2023, reduced by the amount of any benefits paid under any disability insurance policy maintained by the Company for her benefit.

If the Company terminates Ms. Davies’s employment for cause (as defined in her agreement), Ms. Davies will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If the Company terminates Ms. Davies’s employment for any reason, other than for cause, and other than due to death or disability, the Company must give Ms. Davies 365 days prior written notice of termination, and she will be entitled to the following: (i) for the period of time beginning with the Company’s delivery of notice of termination to Ms. Davies and extending through the date of termination: (a) the Company will continue to pay her salary at the rate in effect on the date of delivery of notice of termination; (b) Ms. Davies will remain eligible for annual bonuses determined in accordance with the terms of the senior management incentive plan; (c) Ms. Davies will continue to be entitled to all employee benefits; and (d) Ms. Davies will continue to vest in and be eligible to earn long-term incentive awards; (ii) on the termination date, Ms. Davies shall receive a lump sum cash payment equal to any accrued but unpaid base salary; any unpaid annual or long-term bonus earned for the completed year prior to such date; and an amount equal to her target full year annual incentive award based on her base salary and target annual award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the bonus year in which the notice of termination is given; and (iii) for two years, provided that Ms. Davies complies with the non-competition, non-solicitation, and confidentiality provisions of the employment agreement, the continuation of base salary at the rate in effect on the date notice of termination is given. The definition of “cause” under Ms. Davies’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Ms. Davies voluntarily terminates her employment without good reason (as defined in the agreement), Ms. Davies must give the Company ninety (90) days prior written notice and will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If Ms. Davies voluntarily terminates her employment for good reason (as defined in the agreement), Ms. Davies must give the Company thirty (30) days’ prior written notice and Ms. Davies will receive the benefits outlined in the second sentence of the immediately preceding paragraph, with the date of the delivery by Ms. Davies to the Company of notice of termination deemed to be the date of the notice of termination, and the date specified in such notice as Ms. Davies’s last day of employment with the Company as the termination date. Under her employment agreement,

54        2021 Aon Proxy Statement

“good reason” is defined as (i) the assignment to Ms. Davies of any duties materially inconsistent with her position, authority, duties or responsibilities contemplated by her employment agreement; (ii) the Company’s failure to comply with the provisions of her employment agreement regarding compensation; or (iii) any other material breach by the Company of her employment agreement.

In addition, if Ms. Davies is terminated without cause, or if she voluntarily terminates her employment for good reason, the share awards and share options granted to Ms. Davies pursuant to the employment agreement will immediately vest as of the date of termination.

Non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

Employment Letters with Mr. Andersen, Mr. Bruno, and Mr. Goland

The employment agreements with Mr. Andersen, Mr. Bruno, and Mr. Goland were each transitioned to employment letters dated May 11, 2018, November 6, 2018 and November 5, 2018, respectively, as described in “Employment Agreements and Other Compensation Arrangements” above. The employment letters with Mr. Andersen, Mr. Bruno, and Mr. Goland contain substantially similar termination provisions. The letters each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), he will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), he is entitled to receive a cash payment equal to his then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Mr. Bruno notified the Company on January 25, 2021, of his decision to step down from his position as Chief Operating Officer of the Company, effective immediately. Mr. Bruno will remain at the Company for a transition period to be determined.

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, performance share units granted pursuant to the LPP performance cycles will be treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and performance share units will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the performance share units will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the performance share units will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

•

Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding performance share units convert to Class A Ordinary Shares at the end of the performance period based on the cumulative growth achieved during the NEO’s employment during the performance period as a proportion of the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated

2021 Aon Proxy Statement        55

amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding performance share units convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of performance share units described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding performance share units at current performance levels. For grants of performance share units under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding performance share units will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

2020 Director Compensation

Directors’ Remuneration Policy

In accordance with English law, our shareholders approved our directors’ remuneration policy at our 2017 annual general meeting. The directors’ remuneration policy is intended to be consistent with the compensation programs and policies set forth in the CD&A above and to provide a binding framework within which the Compensation Committee oversees the Company’s compensation programs applicable to management and non-management directors. The directors’ remuneration policy provides the Compensation Committee with discretion to administer the Company’s director compensation programs.

As reported in our Current Report on Form 8-K filed with the SEC on June 27, 2017, there was significant support by shareholders for the directors’ remuneration policy. All compensation reported in this proxy statement was in compliance with the approved directors’ remuneration policy. This policy governed the Company’s director compensation decisions while the Company was a U.K. company for a portion of 2020.

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2020. All non-management directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2020, 2019, and 2018 set forth in this proxy statement.

As part of the actions that we took to address COVID-19 and the resulting impact on our business, operations and employees, each of our non-management directors agreed to a temporary 50% reduction in his or her cash compensation effective May 1, 2020. On October 27, 2020, the Board determined to end the temporary reduction effective November 1, 2020, and the foregone amounts were repaid on November 20, 2020. The Compensation Committee periodically reviews the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

56        2021 Aon Proxy Statement

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jin-Yong Cai	136,000	176,134	159,843	471,977
Jeffrey C. Campbell	136,000	176,134	10,000	322,134
Fulvio Conti	156,000	176,134	158,259	490,393
Cheryl A. Francis	136,000	176,134	10,000	322,134
Lester B. Knight	156,000	401,017	252,443	809,460
J. Michael Losh	161,000	176,134	12,540	349,674
Richard B. Myers	136,000	176,134	10,000	322,134
Richard C. Notebaert	156,000	176,134	15,031	347,165
Gloria Santona	156,000	176,134	64,770	396,904
Byron Spruell*	24,592	114,230	—	138,822
Carolyn Y. Woo	136,000	176,134	10,000	322,134

*	Mr. Spruell joined the board on October 27, 2020, and, as such, his cash fees and equity award were pro-rated to reflect his starting date.

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2020. Additional information regarding the share awards granted to each non-management director in 2020 is contained under the heading “Elements of Director Compensation.”

(2)	During 2020, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Total ($)
Jin-Yong Cai	10,000	149,843	159,843
Jeffrey C. Campbell	10,000	—	10,000
Fulvio Conti	10,000	148,259	158,259
Cheryl A. Francis	10,000	—	10,000
Lester B. Knight	10,000	242,443	252,443
J. Michael Losh	10,000	2,540	12,540
Richard B. Myers	10,000	—	10,000
Richard C. Notebaert	10,000	5,031	15,031
Gloria Santona	10,000	54,770	64,770
Byron Spruell	—	—	—
Carolyn Y. Woo	10,000	—	10,000

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

As a result of the 2012 Redomestication and the Reorganization, the amounts shown in the “Estimated Tax Equalization” column reflect estimates of payments to be made by Aon towards U.K. and Ireland income taxes imposed on compensation received in 2020 on behalf of the non-management director under our tax equalization policy. These amounts are estimates because Ireland requires up-front tax withholding on 100% of compensation paid, regardless of the ultimate apportionment of taxes between Ireland and a non-management director’s home country in the following tax year, so final amounts will not be known until the non-management director files his or her tax returns in 2021. Due to tax reconciliation payments expected to be made to Aon in 2021, Mr. Campbell, Ms. Francis, Mr. Myers, Mr. Spruell, and Ms. Woo have no reportable benefits value. See “Components of Director Compensation—Tax Equalization” below.

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Elements of Director Compensation

Element	Description	2020 Value	2021 Changes
Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$136,000	$136,000
		Additional retainer of $20,000 for the Chair of each Board committee (other than Audit Committee)**	Increase of $5,000 for the Chair of each Board committee
Additional retainer of $25,000 for Chair of Audit Committee

Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		Grant date value of $176,000 to each non-management director other than the non-executive Chair	Increase of $18,000 to $194,000 to each non-management director other than the non-executive Chair
		Grant date value of $401,000 for the non-executive Chair	Increase of $18,000 to $419,000 for the non-executive chair

**

With respect to sub-committee retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

The Company has adopted individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

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Other Policies and Practices

Tax Equalization

Non-management directors are eligible to receive a tax equalization payment if the U.K. or Ireland income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director would be subject to double taxation since they are already paying taxes on their director income in their country of residence. In connection with the Reorganization, because Ireland requires up-front withholding on 100% of compensation paid to non-management directors, we provide these tax equalization payments during the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis, with payment to us in the following year in order for them to be in the same position as if they were only taxed in their country of residence. We believe these tax equalization payments are appropriate to help ensure our ability to continue to attract qualified persons who do not reside in the U.K. or, effective April 1, 2020, in Ireland.

Matching Charitable Contributions	During 2020, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to five tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $100,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

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CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2020, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $80,833, and the annual total compensation of Mr. Case was $20,298,032 (this amount differs from the total compensation amount reflected in the Summary Compensation Table appearing on page 41 of this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, because we included these same types of benefits when calculating the median employee’s compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2020 was 251 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2020 was 48,531. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 47,940.

Excluded Jurisdiction	Number of Employees
Angola	23
Aruba	2
Bahrain	20
Barbados	11
Botswana	143
Curaçao	12
Cyprus	4
Estonia	9
Fiji	34
Gibraltar	12
Iraq	2
Israel	92
Kazakhstan	18
Latvia	36
Liechtenstein	1
Macao	8
Malta	9
Mauritius	10
Morocco	50
Oman	32
Qatar	19
Tunisia	44

TOTAL	591
Percentage of Total Population Excluded	1.22%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2020. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are

60        2021 Aon Proxy Statement

only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2020 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 20%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

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Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2020, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2020, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence). The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2020, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2021 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

J. Michael Losh, Chair	Gloria Santona
Jeffrey C. Campbell	Byron O. Spruell
Fulvio Conti	Carolyn Y. Woo
Richard B. Myers

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Auditor Fees

Type of Fees	2020 ($ in millions)	2019 ($ in millions)
Audit	17.4	17.4
Audit-Related	3.2	1.5
Tax	.3	1.4
All Other Fees	—	.2
Total Fees	20.9	20.5

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2021, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2021. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

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Proposal 4 and 5

Proposals 4 and 5 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 4–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor or under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2021 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 5–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

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Proposals 6, 7 and 8—Resolutions Related to Creation of Distributable Profits

Under Irish law, the Company may only make dividends and other distributions (and, generally, share repurchases and redemptions) from distributable profits shown on its unconsolidated financial statements prepared in accordance with the Irish Companies Act. Proposals 6, 7 and 8, taken together, relate to the creation of a pool distributable profits, which can be used for dividends, share repurchases and redemptions.

Proposal 6–Resolution to Amend Article 190 of the Company’s Articles of Association

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the proposed amendments to Article 190 of the Company’s Articles of Association.

What am I voting on?

We are asking our shareholders to approve certain amendments to Article 190 of the Company’s Articles which are required to authorize the Board, with the authority of an ordinary resolution of the shareholders, to capitalize any profits available for distribution and any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, in particular, any unrealized revaluation reserves and any merger reserves) and to appropriate and apply the sum resolved to be capitalized in paying up in full unissued shares to be allotted to the shareholders or the shareholders of any class, of a nominal value or nominal value plus share premium, equal to the sum capitalized.

The full text of Article 190 as it is proposed to be amended is set forth in Appendix B-1 to this proxy statement. The full text of the proposed Article 190 compared to the text of the existing Article 190 is separately set forth in Appendix B-2 to this proxy statement.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as a special resolution of the Company, requiring the affirmative vote of not less than 75% of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Articles of Association of the Company be and are hereby amended by the deletion of the existing Article 190 and its replacement by the new Article 190 in the form set forth in Appendix B-1 to this proxy statement.

Proposal 7–Resolution to Authorize the Board to Capitalize Certain Non-distributable Reserves

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board to capitalize certain non-distributable reserves.

What am I voting on?

We are asking our shareholders, conditional on the approval of Proposal 6, to authorize the Board, on a date determined by the Board, to capitalize the entire amount, for the time being, then standing to the credit of the Company’s merger reserve and unrealized revaluation reserve (or such lesser amount as the Board, at its absolute discretion, may determine) and to appropriate and apply the sum resolved to be capitalized in paying up in full, in an amount of nominal value plus share premium equal to that sum, a Series A Preference Share (as defined below) to be allotted to Randolph Finance Unlimited Company (the “Nominee”), a wholly owned subsidiary of the Company, to hold on trust for the Company’s shareholders (the “Capitalization”).

Pursuant to Irish company law, merger reserves and unrealized revaluation reserves are non-distributable reserves. As such, the purpose of the Capitalization is to create un-denominated capital (in the form of share premium), which would

66        2021 Aon Proxy Statement

subsequently be reduced and cancelled pursuant to Proposal 8 and be treated as distributable profits which can be used to pay dividends and effect share repurchases and redemptions.

The Company’s merger reserve resulted from the re-domiciliation of the Aon group of companies from the UK to Ireland, by means of a court-approved scheme of arrangement under English law (the “Scheme”), which completed on April 1, 2020. Under the terms of the Scheme, (i) the Company allotted and issued new Class A Ordinary Shares to the public shareholders of the former UK holding company of the Aon group (“Aon UK”) on a 1:1 basis, (ii) the entire issued share capital of Aon UK was cancelled, and (iii) the credit arising on the books of Aon UK as a result of the cancellation of the Aon UK shares was capitalized together with certain other reserves in paying-up new shares in the capital of Aon UK and issuing them to the Company. In accordance with the Irish Companies Act and applicable accounting standards, the value received by the Company, in consideration for the allotment and issuance of new Class A Ordinary Shares pursuant to the Scheme, in excess of the aggregate nominal value of those Class A Ordinary Shares, being approximately $38 billion, was credited as a merger reserve.

Since the effective time of the Scheme, the Company has additionally recognized a fair value adjustment to the amount of its investment in its subsidiaries, which is reflected on the Company’s balance sheet as a unrealized revaluation reserve.

As of February 28, 2021, being the date of the most recent interim accounts filed with the Companies Registration Office on April 7, 2021 for the purposes of paying dividends and share repurchases, the merger reserve was approximately $35.4 billion and the unrealized revaluation reserve was approximately $14.7 billion. Subject to shareholder authorization, the Board expects to capitalize at least $25 billion of such amount in the Capitalization.

It	is proposed that the Capitalization will be effected as step (iii) of following steps:

(i)

the designation by the Board of a class of series A preference shares of $0.01 each in the capital of the Company (the “Series A Preference Shares”) carrying the rights and being subject to the limitations set out in Appendix B-3 to this proxy statement;

(ii)	the allotment and issuance of one Series A Preference Share for an aggregate cash consideration of $0.01 to the Nominee to hold on trust for the Company’s other shareholders;

(iii)

subject to shareholder authorization, the capitalization of the entire amount standing to the credit of the Company’s merger reserve and unrealized revaluation reserve (or such lesser amount as the Board, at its absolute discretion, may determine) and the appropriation and application of the sum resolved to be capitalized in paying up in full, in an amount of nominal value plus share premium equal to that sum, a second Series A Preference Share to be allotted to the Nominee to be held on trust for the Company’s shareholders; and

(iv)	the acquisition for nil consideration and cancellation by the Company of the two Series A Preference Shares in issue immediately after completion of step (iii).

Following the completion of step (iv), the two Series A Preference Shares will have been cancelled and the Company’s un-denominated capital (in the form of share premium) will have been increased by the amount of the merger reserve and the unrealized revaluation reserve capitalized.

Subject to receipt of shareholders’ authorization of the Board to effect the Capitalization, the Company intends to implement steps (i) to (iv) as soon as practicable following the Annual Meeting.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

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RESOLVED THAT, subject to the approval of Proposal 6 and the allotment and issue of one series A preference share of $0.01 (a “Series A Preference Share”) to Randolph Finance Unlimited Company(the “Nominee”) to hold as trustee for the other members of the Company, the Board be and is hereby authorized for the purposes of Article 190 of the Company’s Articles of Association (as amended pursuant to Proposal 6):

(i)	on a date determined by the Board, to:

a.

capitalize the entire amount, for the time being, then standing to the credit of the Company’s merger reserve and unrealized revaluation reserve (or such lesser amount as the Board, at its absolute discretion, may determine);

b.	appropriate the sum resolved to be capitalized to the Nominee as sole member of the Series A Preference Share class; and

c.

apply the sum resolved to be capitalized on behalf of the Nominee, as sole member of the Series A Preference Share class, in paying up in full, in an amount of nominal value plus share premium equal to that sum, a second unissued Series A Preference Share to be allotted to the Nominee to hold as trustee for the other members of the Company; and

(ii)

to generally do all acts and things required to give effect to this resolution, including without prejudice to the Board’s general power of delegation under the Company’s Articles of Association, the delegation to any, or any combination, of its directors and/or officers of the authority to determine the capitalization date and the final amount to be capitalized hereunder.

Proposal 8–Resolution to Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Amounts Capitalized Pursuant to the Authority Given Under Proposal 7

The Board of Directors unanimously recommends that shareholders vote “FOR” the creation of distributable profits by the reduction and cancellation of the amounts capitalized pursuant to the authority given under Proposal 7.

What am I voting on?

We are asking our shareholders to approve the creation of distributable profits, by the reduction and cancellation of the entire amount standing of the Company’s un-denominated capital (in the form of share premium) created upon the Capitalization pursuant to the authority granted by the shareholders pursuant to Proposal 7 (or such lesser amount as the Board, at its absolute discretion, may determine) (the “Reduction of Capital”). The amount reduced and cancelled will be treated as distributable profits which can be used to pay dividends and effect share repurchases and redemptions.

Under Irish law, the Company may only make dividends and other distributions (and, generally, share repurchases and redemptions) from distributable profits shown on its unconsolidated financial statements prepared in accordance with the Irish Companies Act. Following the effective time of the Scheme on April 1, 2020, the Company, as a new parent company with no operational history, had no distributable profits of its own, and the Aon group’s profits were held at subsidiary level. Since then, the Company has generated distributable profits from dividends received from the Company’s subsidiaries before making dividends or effecting share repurchases or redemptions. This has also necessitated the Company preparing interim financial statements to be filed with the Irish Companies Registration Office on a periodic basis showing the amount of distributable profits available.

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The Reduction of Capital is designed to create a pool of distributable profits in the Company to enable the Company to continue its existing dividend policy and to effect share repurchases and redemptions in a financially and operationally efficient manner, including without the need to prepare and file interim financial statements on an ongoing basis, and to ensure that the Company is not constrained from paying dividends or repurchasing or redeeming its shares by a lack of distributable profits in circumstances where it is otherwise in a position to do so.

The Reduction of Capital requires the passing of a special resolution of the Company and the confirmation of the High Court of Ireland (the “High Court”). If the Reduction of Capital is approved by the shareholders, the Company intends to apply for the confirmation of the High Court as soon as practicable following the Annual Meeting. Although we are not aware of any reason why such approval would be withheld, such approval is within the discretion of the High Court, and there is no guarantee that it will be granted.

Based on the minimum amount the Board expects to capitalize pursuant to the authority granted by shareholders pursuant to Proposal 7, the Board expects to create at least $25 billion in distributable reserves if both Proposal 7 and the Reduction of Capital are approved.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as a special resolution of the Company, requiring the affirmative vote of not less than 75% of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT:

(i)

subject to the confirmation of the High Court of Ireland (the “High Court”) pursuant to sections 84 and 85 of the Companies Act 2014, as amended (the “Companies Act”) and the production and delivery to the Registrar of Companies of the relevant order of the High Court and a minute approved by the High Court and their registration in accordance with section 86 of the Companies Act, the entire amount of the Company’s un-denominated capital (in the form of share premium) created upon the Capitalization (or such lesser amount as the Board, at its absolute discretion, may determine), and the reserve arising as a result of the cancellation of the un-denominated capital be treated as profits available for distribution within the meaning of section 117 of the Companies Act; and

(ii)

the Board be and is hereby authorized to generally do all acts and things required to give effect to this resolution, including, without prejudice to the Board’s general power of delegation under the Company’s Articles of Association, the delegation to any, or any combination, of its directors and/or officers of the authority to determine the final amount of un-denominated capital to be reduced and cancelled hereunder and apply to the High Court for confirmation of the reduction and cancellation of capital as aforesaid.

For	the purposes of this resolution, “Capitalization” means:

a.

the capitalization by the Board pursuant to the authority conferred by ordinary resolution of the Company passed at the 2021 annual general meeting of the Company, on a date determined by the Board, of the entire amount, for the time being, then standing to the credit of the Company’s merger reserve and unrealized revaluation reserve (or such lesser amount as the Board, at its absolute discretion, may determine);

b.	the appropriation of the sum resolved to be capitalized to the Nominee as sole member of the Series A Preference Share class; and

c.

the application of the sum resolved to be capitalized on behalf of the Nominee, as sole member of the Series A Preference Share class, in paying up in full, in an amount of nominal value plus share premium equal to that sum, a second unissued Series A Preference Share to be allotted to the Nominee to hold as trustee for the other members of the Company.

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Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,501,581	(1)(2)	52.93	(3)	9,053,813	(4)
Equity compensation plans not approved by security holders(5)	385,633		—	(6)	—	(7)

Total	6,887,214		52.93		9,053,813

(1)	This amount includes the following:

–	35,000 shares that may be issued in connection with outstanding share options under the 2001 Aon Stock Incentive Plan

–	3,297,896 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

–	11,549 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	54,340 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	111,682 shares that may be issued in connection with the US employee share purchase plan;

–	205,132 shares that may be issued in connection with the UK ShareSave share plan;

–	76,978 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

2,709,004 shares that may be issued in connection with the settlement of performance share units under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan. As of December 31, 2020, based on a share price of $211.27, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 76,978.

(3)	Indicates weighted average exercise price of 35,000 outstanding options under the 2001 Aon Stock Incentive Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Amended and Restated Aon plc 2011 Incentive Plan, as amended, is 39,000,000. As of December 31, 2020, 6,200,390 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 2,853,423 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 111,682 shares subject to purchase as of December 31, 2020. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the Board of Directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing

70        2021 Aon Proxy Statement

money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($19,500 for 2020) and be active on the last day of the year to receive the allocation. As of December 31, 2020, the number of shares that could be issued under the plan was 258,421.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2020, the number of shares that could be issued under the plan was 127,212.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

Shareholder Proposals for 2022 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon Metropolitan Building, James Joyce Street, Dublin 1, Ireland, on or before December 16, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2022 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Metropolitan Building, James Joyce Street, Dublin 1, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 2, 2022 and no later than March 4, 2022.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers

2021 Aon Proxy Statement        71

should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving its stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2020 and our other reports filed with the SEC, which stockholders and other interested parties are directed and referred.

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Questions and Answers About the Meeting and Voting

Why did I receive these proxy materials?

We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 15, 2021 to shareholders who held shares as of April 8, 2021, which we refer to as the “record date.”

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share as of the April 8, 2021 record date are entitled to vote at the Annual Meeting. As of that date, being the last practicable date prior to the publication of this proxy statement, there were 226,153,397 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as at April 8, 2021 are 226,153,397 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions for voting on the proxy card or Notice of Internet Availability.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone at 1-800-652-VOTE (8683) within the U.S., US territories and Canada;

•	Online by visiting www.envirionreports.com/AON or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;

•

You received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 505005, Louisville, KY 40233-5005 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 11:59 EDT on June 1, 2021 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)).

You may also vote in person at the Annual Meeting if you attend in person, although, in light of public health concerns and current local travel recommendations and restrictions, we strongly advise shareholders not to do so.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

2021 Aon Proxy Statement        73

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or multiple proxy cards. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote at any time before the Annual Meeting by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

•	sending written notice to the Company Secretary at the registered office; or

•	voting at the Annual Meeting if you attend in person.

If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 8, 2021, which is the record date for voting, may attend

74        2021 Aon Proxy Statement

the Annual Meeting virtually in order to hear the proceedings and ask questions. This virtual attendance does not extend to voting at the meeting. Such shareholders may also attend at the principal meeting place, and vote thereat. In light of public health concerns and current local travel recommendations and restrictions, we strongly advise shareholders wishing to attend the Annual Meeting not to attend in person at the principal meeting place but instead to vote in advance and, if you wish to hear the proceedings and present questions, to do so virtually as described below. If you are a shareholder of record and you would like to attend in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

In accordance with the requirements of Irish law, shareholders of record who wish to participate in the Annual Meeting without leaving Ireland may do so by attending in person at the offices of our Irish lawyers, Matheson, located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the meeting date and time described herein, where technological means will be made available to participate in the meeting. You will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted. In light of public health concerns and local travel recommendations and restrictions in Ireland, we also strongly advise shareholders not to attend at the Matheson offices but instead to vote in advance and, if you wish to hear the proceedings and present questions, to do so virtually as described below.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/207459271 at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received and the meeting password: AON2021. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 8:30 a.m. CDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on page 73 of the Proxy Statement.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, May 28, 2021. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

2021 Aon Proxy Statement        75

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2021	Majority of votes cast	Yes	n/a	No effect
4 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
5 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect
6 Amend Article 190 of the Company’s Articles of Association	75% of votes cast	No	No effect	No effect
7 Authorize the Board to Capitalize Certain of the Company’s Non-distributable Reserves	Majority of votes cast	No	No effect	No effect
8 Approve the Creation of Distributable Profits	75% of votes cast	No	No effect	No effect

76        2021 Aon Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Organic Revenue Growth From Continuing Operations (Unaudited)

	Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Commercial Risk Solutions	$4,690	$4,673	—%	—%	—%	(3)%	3%
Reinsurance Solutions	1,814	1,686	8	—	(1)	(1)	10
Retirement Solutions	1,753	1,817	(4)	—	—	(2)	(2)
Health Solutions	1,655	1,667	(1)	(2)	—	2	(1)
Data & Analytic Services	1,171	1,184	(1)	—	—	4	(5)
Elimination	(17)	(14)	N/A	N/A	N/A	N/A	N/A
Total revenue	$11,066	$11,013	—%	—%	—%	(1)%	1%

(1)	Currency impact is determined by translating prior period’s revenue at this period’s foreign exchange rates.
(2)	Fiduciary investment income for the years ended December 31, 2020 and December 31, 2019 was $27 million and $74 million, respectively.
(3)

Organic revenue growth (decline) includes the impact of intercompany activity, changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended December 31,
(millions)	2020	2019	% Change
Cash Provided By Continuing Operating Activities	$2,783	$1,835	52%
Capital Expenditures Used for Continuing Operations	(141)	(225)	(37)
Free Cash Flow Provided by Continuing Operations (1)	$2,642	$1,610	64%

(1)

Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

2021 Aon Proxy Statement        A-1

Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Twelve Months Ended December 31,
(millions, except percentages)	2020	2019	% Change
Revenue from continuing operations	$11,066	$11,013	—%

Operating income from continuing operations	$2,781	$2,169	28%
Amortization and impairment of intangible assets	246	392
Restructuring	—	451
Legacy Litigation (2)	—	13
Transaction Costs (3)	123	—
Operating income from continuing operations—as adjusted	$3,150	$3,025	4%
Operating margin from continuing operations	25.1%	19.7%
Operating margin from continuing operations—as adjusted	28.5%	27.5%

	Twelve Months Ended December 31,
(millions, except per share data)	2020	2019	% Change
Operating income from continuing operations—as adjusted	$3,150	$3,025	4%
Interest income	6	8	(25)%
Interest expense	(334)	(307)	9%
Other income (expense):
Other income (expense)—pensions—as adjusted	13	9	44%
Other income (expense)—other	(1)	(8)	(88)%
Total Other income (expense)—as adjusted	12	1	1,100%
Income before income taxes from continuing operations—as adjusted	2,834	2,727	4%
Income tax expense (4)	499	478	4%
Net income from continuing operations—as adjusted	2,335	2,249	4%
Less: Net income attributable to noncontrolling interests	49	41	20%
Net income attributable to Aon shareholders from continuing operations—as adjusted	2,286	2,208	4%
Net income (loss) from discontinued operations—as adjusted	1	(1)	200%
Net income attributable to Aon shareholders—as adjusted	$2,287	$2,207	4%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations—as adjusted	$9.81	$9.17	7%
Discontinued operations—as adjusted	—	—	—%
Net income attributable to Aon shareholders—as adjusted	$9.81	$9.17	7%
Weighted average ordinary shares outstanding—diluted	233.1	240.6	(3)%
Effective Tax Rates (4)
Continuing Operations—U.S. GAAP	18.2%	15.9%
Continuing Operations—Non-GAAP	17.6%	17.5%
Discontinued Operations—U.S. GAAP	24.1%	47.4%
Discontinued Operations—Non-GAAP	24.1%	47.4%

(1)	Certain noteworthy items impacting operating income in 2020 and 2019 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)

During the fourth quarter of 2019, the Company settled legacy litigation that had been reported in a prior year as an adjustment to GAAP earnings. In connection with the settlement, the Company recorded a $13 million charge in 2019, which represents the difference between the amount previously accrued in prior years and the final settlement amount of the legacy litigation.

(3)

As part of the proposed combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date, which is expected to be in the first half of 2021, subject to regulatory approval and other customary closing conditions. These costs include advisory, legal, accounting, valuation and other professional or consulting fees required to complete the combination.

(4)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges and certain transaction costs, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Acts of 2017.

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Appendix B

Appendix B-1 Proposed Article 190

Appendix B-2 Comparison Showing Amendments Proposed to Article 190

Appendix B-3 Series A Preference Share Designation

Appendix B-1

Proposed Article 190

190.	Subject to the Act, the board may with the authority of an ordinary resolution of the Company:

(a)

subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any;

(b)

appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the ordinary resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(c)

apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(d)

allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(e)

where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(i)	the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(ii)

the payment up by the Company on behalf of the members or members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(g)	generally do all acts and things required to give effect to the ordinary resolution.

2021 Aon Proxy Statement        B-1

Appendix B-2

Comparison Showing Amendments Proposed to Article 190

190.	Subject to the Act, the board may with the authority of an ordinary resolution of the Company:

(a)

subject to the provisions of this Article, resolve to capitalise any ~~undistributed profits~~ of the Company’s ~~not required for paying any preferential dividend (whether or not they are~~profits available for distribution~~)~~ and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or ~~other~~ funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the ~~Company’s~~ share premium account, the undenominated capital account, any unrealised revaluation reserves, an~~d~~y capital redemption reserves and any merger reserves), if any;

(b)

appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the ordinary resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(c)

apply that sum on ~~their~~ behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal ~~amount~~value or nominal value plus share premium, as the case may be, equal to ~~that~~the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, ~~the~~any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members ~~credited as fully paid~~or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(d)

allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(e)

where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(i)	the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(ii)

the payment up by the Company on behalf of the members of members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(g)	generally do all acts and things required to give effect to the ordinary resolution.

B-2        2021 Aon Proxy Statement

Appendix B-3

Series A Preference Share Designation

To be designated by Board Resolution

1.

Designation and Number: The series of preference shares to be allotted and issued pursuant to these resolutions will be designated as “Series A Preference Shares” (each a “Series A Preference Share”, and together the “Series A Preference Shares”), and will be limited in number to two Series A Preference Shares.

2.

Attendance and Voting at General Meetings: The holders of Series A Preference Shares will have no rights, in their capacity as holders of Series A Preference Shares, to attend, speak or vote at any general meeting of the Company.

3.

Dividends: The holders of Series A Preference Shares will have no rights, in their capacity as holders of Series A Preference Shares, to participate in dividends and other distribution from the Company, but the holders of Series A Preference Share shall be entitled to be allotted and issued further Series A Preference Shares upon the capitalization of any amounts capitalized, appropriated and applied on their behalf pursuant to Article 190 of the Company’s Articles of Association.

4.

Capital: The entitlement of the holders of Series A Preference Shares, in their capacity as holders of Series A Preference Shares, to participate in a return of capital on a dissolution, liquidation or winding-up of the Company shall limited to the repayment of the nominal amount paid up or credited as paid up on the Series A Preference Shares and will be paid only after the holders of the Class A Ordinary Shares have received payment in respect of such amount as is paid up or credited as paid up on those Class A Ordinary Shares held by them at that time, plus the payment in cash of $100,000,000 on each such Class A Ordinary Share.

5.

Acquisition: The Company shall have an unconditional unilateral right to acquire, or take surrender of, any Series A Preference Share in issue at any time for nil consideration pursuant to Section 102(1)(a) of the Companies Act 2014, and the Company will have the irrevocable authority to authorise and instruct the secretary of the Company (or any other person appointed for the purpose by the directors of the Company) to acquire the Series A Preference Shares and to execute on behalf of the holders of the Series A Preference Shares such documents as are necessary in connection with such acquisition.

6.

Listing, certificates and transferability: The Series A Preference Shares will not be listed on any stock exchange nor will any share certificates be issued in respect of such shares and the Series A Preference Shares will be neither renounceable nor transferable.

2021 Aon Proxy Statement        B-3

About Aon

Aon plc (NYSE: AON) is a leading global professional

services firm providing a broad range of risk, retirement

and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data

and analytics to deliver insights that reduce volatility

and improve performance.

002CSNB8F4

Using a black ink pen, mark your votes with an x as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 PM Eastern Time on June 1, 2021.

Online
Go to www.envisionreports.com/AON or scan the QR code - login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

– – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – –

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 8.

1. Election of Directors:

	For	Against	Abstain
01 - Lester B. Knight	☐	☐	☐
04 - Jeffrey C. Campbell	☐	☐	☐
07 - J. Michael Losh	☐	☐	☐
10 - Gloria Santona	☐	☐	☐

	For	Against	Abstain
02 - Gregory C. Case	☐	☐	☐
05 - Fulvio Conti	☐	☐	☐
08 - Richard B. Myers	☐	☐	☐
11 - Byron O. Spruell	☐	☐	☐

	For	Against	Abstain
03 - Jin-Yong Cai	☐	☐	☐
06 - Cheryl A. Francis	☐	☐	☐
09 - Richard C. Notebaert	☐	☐	☐
12 - Carolyn Y. Woo	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law.	☐	☐	☐

6. Amend Article 190 of the Company’s Articles of Association.	☐	☐	☐

8. Approve the creation of distributable profits by the reduction and cancellation of the amounts capitalized pursuant to the authority given under Proposal 7.	☐	☐	☐

	For	Against	Abstain
3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

5. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants, in its capacity as the Company’s statutory auditor under Irish law.	☐	☐	☐

7. Authorize the Board to capitalize certain of the Company’s non-distributable reserves.	☐	☐	☐

03DZ9B

2021 Annual Meeting Admission Ticket

2021 Annual General Meeting of Aon plc Shareholders

June 2, 2021, 8:30 a.m. CDT

200 East Randolph Street

Chicago, Illinois

Upon arrival, please present this admission ticket and photo identification at the registration desk.

The 2021 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at www.meetingcenter.io/207459271.

To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form.

The password for this meeting is – AON2021.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

– – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – –

AON plc

Notice of 2021 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 2, 2021

The Chairman, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 2, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-8.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 p.m. Eastern Time on May 28, 2021.

In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding.

(Items to be voted appear on reverse side)

B	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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